UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the registrant    ☒

Filed by a party other than the registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material under Rule 14a-12

MEMC ELECTRONIC MATERIALS, INC.

(Name of Registrant as Specified In Its Charter)

Payment of filing fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

MEMC ELECTRONIC MATERIALS, INC.

501 Pearl Drive (City of O’Fallon)

St. Peters, Missouri 63376

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 25, 2003

MEMC Electronic Materials, Inc. will hold its 2003 Annual Stockholders’ Meeting at 345 California Street, Suite 3300, San Francisco, California 94104, on Friday, April 25, 2003 at 7:00 a.m., local time, for the following purposes:

1.	To elect directors; and

2.	To transact such other business as may properly come before the meeting and all adjournments thereof.

The Board of Directors has fixed February 28, 2003 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the annual meeting and all adjournments thereof. A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder at our executive offices not less than ten days prior to the annual meeting and at the meeting.

Sincerely,

DAVID L. FLEISHER

Secretary

March 20, 2003

Whether or not you plan to attend the meeting, so that your shares will be represented, please complete the enclosed proxy card, and sign, date and return it in the enclosed envelope, which does not require postage if mailed in the United States. You may withdraw your proxy at any time before it is voted.

PROXY STATEMENT — VOTING PROCEDURES

YOUR VOTE IS VERY IMPORTANT

MEMC is soliciting proxies to be used at our 2003 Annual Stockholders’ Meeting. This proxy statement and the proxy card will be mailed to stockholders beginning March 20, 2003.

Who Can Vote

Record holders of MEMC common stock on February 28, 2003 may vote at the annual meeting. On February 28, 2003, there were 195,759,508 shares of common stock outstanding, excluding treasury shares. The shares of common stock held in our treasury will not be voted. Each share of common stock is entitled to one vote on each matter submitted to a vote at the annual meeting.

How You Can Vote

•	By Proxy — Simply mark your proxy card, date and sign it, and return it in the envelope provided.

•	In Person — You can come to the annual meeting and cast your vote there. If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain a legal proxy or power of attorney from the nominee and present it at the meeting to establish your right to vote the shares.

How You May Revoke or Change Your Vote

If you give a proxy, you may revoke it at any time before your shares are voted. You may revoke your proxy in one of three ways:

•	Send in another proxy with a later date;

•	Notify our Secretary in writing before the annual meeting that you have revoked your proxy; or

•	Vote in person at the annual meeting.

Special Voting Rules for Participants in MEMC Retirement Savings Plan

The MEMC Stock Fund holds MEMC common stock as an investment alternative for participants in the MEMC Retirement Savings Plan. Plan participants may direct the plan’s trustee how to vote the shares held by the plan, but only if the participant signs and returns a voting direction card. If cards representing shares held in the plan are not returned, the trustee will vote those shares in the same proportion as the shares for which signed cards are returned by other participants.

Quorum

A majority of the outstanding shares entitled to vote at the annual meeting represented in person or by proxy will constitute a quorum. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker returns a proxy card but does not vote on one or more matters because the broker does not have authority to do so. Shares represented by proxies that are marked “withhold” with respect to the election of one or more directors will be counted as present in determining whether there is a quorum.

Vote Required

If a quorum is present at our annual meeting, a plurality of the shares entitled to vote and present in person or by proxy at the meeting must be voted “FOR” each director nominee. “Plurality” means that the nominees who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the annual meeting. Consequently, any shares represented by proxies that are marked “withhold” will have no impact on the election of directors.

Costs of Solicitation

We will pay for preparing, printing and mailing this proxy statement. Proxies may be solicited personally or by telephone by our regular employees without additional compensation. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to our beneficial owners.

Selection of Auditors

We have appointed KPMG LLP as our independent accountant for the current year ending December 31, 2003. KPMG LLP was our independent accountant for the year ended December 31, 2002. A representative of KPMG LLP will be present at the 2003 Annual Stockholders’ Meeting, will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions.

ELECTION OF DIRECTORS

The Board of Directors consists of ten members organized into three classes, with each director elected to serve for a three-year term. There are three directors in Class I (term expiring in 2005), three directors in Class II (term expiring in 2003) and four directors in Class III (term expiring in 2004).

Three Class II directors will be elected at our 2003 annual meeting to serve for a three-year term expiring at our annual meeting in the year 2006. The Compensation and Nominating Committee has nominated Robert J. Boehlke, Jean-Marc Chapus and C. Douglas Marsh for election as Class II (term expiring in 2006) directors at this meeting. Each nominee is currently serving as a Class II director having been appointed by the Board to fill vacancies on the Board. Each nominee has consented to serve for a new term. Each nominee elected as a director will continue in office until his successor has been elected and qualified. If any nominee is unable to serve as a director at the time of the annual meeting, the persons named on the enclosed proxy card may vote for any alternative designated by the present Board.

You may not vote for more than three nominees. The persons named on the enclosed proxy card intend to vote the proxy representing your shares for the election of the three nominees named above, unless you indicate on the proxy card that the vote should be withheld or you indicate contrary directions. If you sign and return the proxy card without giving any direction, the persons named on the enclosed proxy card will vote the proxy representing your shares FOR the election of the three nominees named on the proxy card.

The Board of Directors recommends a vote “FOR”

the election of these nominees as directors.

INFORMATION ABOUT NOMINEES AND CONTINUING DIRECTORS

Please review the following information about the nominees and other directors continuing in office.

Nominees for Election in 2003

Robert J. Boehlke, Director since 2001, Age 61

Mr. Boehlke was most recently Executive Vice President and Chief Financial Officer of KLA-Tencor, a position he held from 1990 until his retirement in June 2000. KLA-Tencor is a supplier of process control and yield management solutions for the semiconductor manufacturing industry. Mr. Boehlke is a member of the board of directors of DuPont Photomasks, Inc., Entegris, Inc. and LTX Corporation.

Jean-Marc Chapus, Director since 2001, Age 43

Mr. Chapus has served as Managing Director of Trust Company of the West, an investment management firm, and President and Chief Executive Officer of TCW/Crescent Mezzanine L.L.C., a private investment fund and an affiliate of MEMC, since March 1995. Mr. Chapus is a member of the board of directors of Starwood Hotels and Resorts Worldwide, Inc. and several private companies.

C. Douglas Marsh, Director since 2001, Age 57

Mr. Marsh has been employed with ASM Lithography, Inc., a supplier of photolithography equipment to the semiconductor industry, since 1988 and currently holds the position of Vice President Business Integration & U.S. Institutional Investor Relations. Mr. Marsh serves on the board of directors of ATMI, Inc.

Continuing Directors

James G. Coulter, Director since 2001, Age 43

(Term expiring 2004)

Mr. Coulter is a founding partner of Texas Pacific Group, a privately held investment firm and an affiliate of MEMC, and has been Managing General Partner of Texas Pacific Group since 1992. Mr. Coulter serves on the board of directors of GlobeSpanVirata, Seagate Technology and several private companies.

John G. Danhakl, Director since 2001, Age 47

(Term expiring 2005)

Mr. Danhakl has been a partner at Leonard Green & Partners, a privately held investment firm and an affiliate of MEMC, since 1995. Mr. Danhakl presently serves on the board of directors of The Arden Group, Inc., Big 5 Sporting Goods Corporation, Communications & Power Industries, Inc., TwinLab Corporation, Diamond Triumph Auto Glass, Inc., Liberty Group Publishing, Antech, Inc., Petco Animal Supplies, Inc. and several private companies. Mr. Danhakl also serves on the board of managers of AsianMedia Group LLC.

Gene J. Frantz, Director since 2003, Age 36

(Term expiring in 2005)

Mr. Frantz is a partner of Texas Pacific Group, a privately held investment firm and an affiliate of MEMC. Mr. Frantz joined Texas Pacific Group in 1999. From 1998 to 1999, Mr. Frantz led Oracle Corporation’s venture capital effort. From 1995 to 1998, Mr. Frantz was a Vice President at Morgan Stanley, specializing in technology mergers and acquisitions.

Nabeel Gareeb, Director since 2002, Age 38

(Term expiring in 2005)

Mr. Gareeb joined MEMC as President and Chief Executive Officer in April 2002. Prior to joining MEMC, Mr. Gareeb was the Chief Operating Officer of International Rectifier Corporation, a leading supplier of power semiconductors, where he was responsible for worldwide operations, research and development and marketing of the core products of the company. He joined International Rectifier in 1992 as Vice President of Manufacturing and subsequently held other senior management positions.

John Marren, Director since 2001, Age 40

(Term expiring 2004)

Mr. Marren has been Chairman of the Board of MEMC since November 2001. Mr. Marren is a partner of Texas Pacific Group, a privately held investment firm and an affiliate of MEMC. From 1997 through April 2000, Mr. Marren was Managing Director and Co-Head of Technology Investment Banking at Morgan Stanley. Mr. Marren serves on the board of directors of GlobeSpanVirata, ON Semiconductor Corporation and Zhone Technologies Inc.

William E. Stevens, Director since 2001, Age 60

(Term expiring 2004)

Mr. Stevens currently serves as Chairman of BBI Group, Inc., a private equity investment firm. Mr. Stevens served as Chairman and Chief Executive Officer of the Wesmark Group from 1999 to 2001. From 1996 to 1999, Mr. Stevens was an Executive Vice President with Mills & Partners, a private equity and leveraged investment firm. Mr. Stevens serves on the board of directors of McCormick & Company, Incorporated.

William D. Watkins, Director since 2002, Age 50

(Term expiring 2004)

Mr. Watkins has served as President and Chief Operating Officer of Seagate Technology, a manufacturer of disc drives and disc drive components, since May 2000. Mr. Watkins joined Seagate Technology as Executive Vice President, Recording Media Group in February 1996 in connection with Seagate’s merger with Conner Peripherals. In October 1997, Mr. Watkins took on additional responsibility as Executive Vice President of the Disc Drive Operations, and in August 1998 was appointed to the position of Chief Operating Officer, with responsibility for Seagate’s disc drive manufacturing, recording media, and recording head operations. Mr. Watkins was promoted to President of Seagate in May 2000 with additional responsibility of product research and development. Mr. Watkins serves on the board of directors of Seagate Technology and Iolon, Inc.

CERTAIN BENEFICIAL OWNERSHIP BY

DIRECTORS AND EXECUTIVE OFFICERS

The following table lists the beneficial ownership of MEMC common stock and the membership interest in TPG Wafer Holdings LLC, MEMC’s parent company, as of January 31, 2003, by each of our directors, nominees, certain executive officers and all directors and executive officers as a group. Except as indicated below, each person has the sole power to vote and transfer his or her shares or interests.

Name	Number of Shares of MEMC Common Stock Beneficially Owned		Percentage of MEMC Outstanding Common Stock		Percentage Interest In TPG Wafer Holdings Beneficially Owned
Robert J. Boehlke	—		—		—
Jean-Marc Chapus	191,637,193	(1)(2)	90.2	%(1)(2)	19.7	%(2)
James G. Coulter	191,637,193	(1)(3)	90.2	%(1)(3)	60.6	%(3)
John G. Danhakl	191,637,193	(1)(4)	90.2	%(1)(4)	19.7	%(4)
Gene J. Frantz	—		—		—
C. Douglas Marsh	—		—		—
John Marren	—		—		—
William E. Stevens	400	(5)	*		—
William D. Watkins	—		—		—
Nabeel Gareeb	—		—		—
Jonathan P. Jansky	289,500	(6)	*		—
Chandrasekhar Sadasivam	40,131	(7)	*		—
Thomas P. Stiffler	22,500	(5)	*		—
James M. Stolze	363,508	(8)	*		—
Klaus R. von Hörde	318,744	(9)	*		—
James G. Weathers	114,450	(5)	*		—
All directors and executive officers as a group (17 persons)	192,813,276	(1)-(10)	90.4	%(1)-(10)	100	%(2)-(4)

*	Represents less than 1% of MEMC’s outstanding common stock as of January 31, 2003.

(1)	Assumes the exercise or conversion in full of the warrants to purchase 16,666,667 shares of MEMC common stock. TPG Wafer Holdings LLC (“TPG Wafer Holdings”) directly holds 174,970,526 shares of MEMC common stock. TPG Wafer Partners, LLC (“TPG Wafer Partners”), TPG Wafer Management LLC (“TPG Wafer Management”), Green Equity Investors III, L.P. (“GEI”), Green Equity Investors Side III, L.P. (“GEI Side”), TCW/Crescent Mezzanine Partners III, L.P. (“TCW Partners”), TCW/Crescent Mezzanine Trust III (“TCW Trust”) and TCW/Crescent Mezzanine Partners III Netherlands, L.P. (“TCW Netherlands”) collectively hold 16,666,667 warrants which are exercisable for shares of MEMC common stock.

(2)	TCW Partners, TCW Trust and TCW Netherlands, collectively hold a 19.7% membership interest in TPG Wafer Holdings. Jean-Marc Chapus is an officer and director of TCW Asset Management Company and is affiliated with other TCW entities. Mr. Chapus is also a limited partner of TCW Partners. Mr. Chapus may be deemed to have investment powers and beneficial ownership with respect to the equity securities held by TCW Partners, TCW Trust and TCW Netherlands.

(3)

TPG Wafer Partners and TPG Wafer Management collectively hold a 60.6% membership interest in TPG Wafer Holdings. James G. Coulter is a director, officer and stockholder of TPG Advisors III, Inc. (“TPG Advisors III”), which is the general partner of TPG GenPar III, L.P., which in turn is the sole general partner of each of TPG Partners III, L.P. (“Partners III”), TPG Parallel III, L.P. (“Parallel III”), TPG Investors III, L.P. (“Investors III”), FOF Partners III, L.P. (“FOF”), FOF Partners III-B, L.P. (“FOF B”) and the sole member of TPG GenPar Dutch, L.L.C., which is the general partner of TPG Dutch Parallel III, C.V. (“Dutch Parallel III”). Mr. Coulter is also a director, officer and stockholder of T(3) Advisors, Inc. (“T(3) Advisors”), which is the general partner of T(3) GenPar, L.P., which in turn is the sole general partner of each of T(3) Partners, L.P. (“T(3) Partners”), T(3) Parallel, L.P. (“T(3) Parallel”), T(3) Investors, L.P. (“T(3) Investors”) and the sole member of T(3) GenPar Dutch, L.L.C., which is the general partner of T(3) Dutch Parallel, C.V. (“T(3) Dutch”). In addition, Mr. Coulter is a director, officer and stockholder of T(3) Advisors II, Inc., which is the general partner of T(3) GenPar II, L.P., which in turn is the sole general partner of each of T(3) Partners II, L.P. (“T(3) Partners II”) and T(3) Parallel II, L.P. (“T(3) Parallel II”). Partners III, Parallel III, Investors III, FOF, FOF B, Dutch Parallel III, T(3) Partners, T(3) Parallel, T(3) Investors, T(3) Dutch, T(3) Partners II and T(3) Parallel II (collectively, the “TPG Funds”) are members of TPG Wafer Partners, which in turn is a member of TPG Wafer Holdings, and also the managing member of TPG Wafer Management. TPG Advisors III, T(3) Advisors and T(3) Advisors II and the TPG Funds may be deemed, pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to beneficially own the securities held by TPG Wafer Holdings and TPG Wafer Partners. Mr. Coulter, by virtue of his positions with TPG Advisors III, T(3) Advisors and T(3) Advisors II, may be deemed to have investment powers and beneficial ownership with respect to the equity securities held by TPG Wafer Holdings and TPG Wafer Partners. Mr. Coulter disclaims beneficial ownership of such securities.

(4)	Green Equity Investors III, L.P. (“GEI”) and Green Equity Investors Side III, L.P. collectively hold a 19.7% membership interest in TPG Wafer Holdings. John G. Danhakl is a member and manager of GEI Capital III, L.L.C. (“GEI Capital”), which is the general partner of GEI and GEI Side. Mr. Danhakl is also a Vice President of LGP Management, Inc. (“LGPM”), the general partner of Leonard Green & Partners, L.P. (“LGP”), which is an affiliate of GEI Capital and the management company of GEI and GEI Side. GEI Capital, LGPM and LGP may be deemed pursuant to Rule 13d-3 under the Exchange Act, to beneficially own all of the securities held by GEI and GEI Side. Mr. Danhakl, by virtue of his positions with GEI Capital and LGPM, may be deemed to have investment powers and beneficial ownership with respect to the equity securities held by GEI and GEI Side.

(5)	All of these shares may be acquired by the holder within 60 days of January 31, 2003.

(6)	Includes 287,300 shares that may be acquired within 60 days of January 31, 2003 and 2,200 shares as to which his spouse has shared voting and investment power.

(7)	Includes 8,850 shares that may be acquired within 60 days of January 31, 2003 and 27,745 shares owned through the MEMC Retirement Savings Plan.

(8)	Includes 329,004 shares that may be acquired within 60 days of January 31, 2003 and 8,000 shares as to which his spouse has shared voting and investment power.

(9)	Includes 120,000 shares that may be acquired within 60 days of January 31, 2003.

(10)	Includes shares of MEMC common stock owned by Messrs. von Hörde and Weathers who were no longer directors and/or executive officers as of January 31, 2003, but who are named executive officers for purposes of the Summary Compensation Table.

OWNERSHIP OF MEMC EQUITY SECURITIES

BY CERTAIN BENEFICIAL OWNERS

The following table lists the persons known by us to beneficially own 5% or more of our common stock as of January 31, 2003.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Title of Class	Percent of Class
TPG Wafer Holdings LLC 301 Commerce Street, Suite 3300 Fort Worth, TX 76102	191,637,193	(1)(2)	Common	90.2	%(1)

TPG Wafer Partners LLC 301 Commerce Street, Suite 3300 Fort Worth, TX 76102	191,637,193	(1)(2)(3)	Common	90.2	%(1)

TPG Wafer Management LLC 301 Commerce Street, Suite 3300 Fort Worth, TX 76102	191,637,193	(1)(2)(3)	Common	90.2	%(1)

TPG Advisors III, Inc 301 Commerce Street, Suite 3300 Fort Worth, TX 76102	191,637,193	(1)(4)	Common	90.2	%(1)

T(3) Advisors, Inc 301 Commerce Street, Suite 3300 Fort Worth, TX 76102	191,637,193	(1)(4)	Common	90.2	%(1)

T(3) Advisors II, Inc 301 Commerce Street, Suite 3300 Fort Worth, TX 76102	191,637,193	(1)(4)	Common	90.2	%(1)

Green Equity Investors III, L.P 11111 Santa Monica Blvd., Suite 2000 Los Angeles, CA 90025	191,637,193	(1)(2)(3)	Common	90.2	%(1)

Green Equity Investors Side III, L.P. 11111 Santa Monica Blvd., Suite 2000 Los Angeles, CA 90025	191,637,193	(1)(2)(3)	Common	90.2	%(1)

GEI Capital III, L.L.C. 11111 Santa Monica Blvd., Suite 2000 Los Angeles, CA 90025	191,637,193	(1)(5)	Common	90.2	%(1)

LGP Management, Inc 11111 Santa Monica Blvd., Suite 2000 Los Angeles, CA 90025	191,637,193	(1)(5)	Common	90.2	%(1)

Leonard Green & Partners, L.P. 11111 Santa Monica Blvd., Suite 2000 Los Angeles, CA 90025	191,637,193	(1)(5)	Common	90.2	%(1)

TCW/Crescent Mezzanine Partners III, L.P. 11100 Santa Monica Blvd., Suite 2000 Los Angeles, CA 90025	191,637,193	(1)(2)(3)(6)	Common	90.2	%(1)

TCW/Crescent Mezzanine Trust III 11100 Santa Monica Blvd., Suite 2000 Los Angeles, CA 90025	191,637,193	(1)(2)(3)(6)	Common	90.2	%(1)

TCW/Crescent Mezzanine Partners III Netherlands, L.P. 11100 Santa Monica Blvd., Suite 2000 Los Angeles, CA 90025	191,637,193	(1)(2)(3)(6)	Common	90.2	%(1)

(1)	Based on information contained in a Schedule 13D jointly filed with the Securities and Exchange Commission by TPG Wafer Holdings LLC (“TPG Wafer Holdings”), TPG Wafer Partners LLC (“TPG Wafer Partners”), TPG Advisors III, Inc., T(3) Advisors, Inc., T(3) Advisors II, Inc., Green Equity Investors III, L.P., Green Equity Investors Side III, L.P., GEI Capital III, L.L.C., LGP Management, Inc., Leonard Green & Partners, L.P., TCW/Crescent Mezzanine Partners III, L.P., TCW/Crescent Mezzanine Trust III, The TCW Group, Inc., TCW Asset Management Company, TCW/Crescent Mezzanine III, LLC (the “Joint Filers”) on November 23, 2001, Amendment No. 1 to such Schedule 13D filed by the Joint Filers and TCW/Crescent Mezzanine Partners III Netherlands, L.P. (“TCW Netherlands”) on January 31, 2002, Amendment No. 2 to such Schedule 13D filed by the Joint Filers and TCW Netherlands on August 9, 2002 and Amendment No. 3 to such Schedule 13D filed by the Joint Filers and TCW Netherlands on September 30, 2002. Assumes the exercise in full of the warrants to purchase 16,666,667 shares of MEMC common stock collectively held by the Joint Filers and TCW Netherlands. TPG Wafer Holdings is the record owner of 174,970,526 shares of common stock collectively held by the Joint Filers and TCW Netherlands. The reporting persons have shared voting power and investment power over all 191,637,193 shares.

(2)	These entities have entered into the Amended and Restated LLC Operating Agreement of TPG Wafer Holdings, dated as of November 13, 2001 and as amended on January 25, 2002, which provides that TPG Wafer Partners shall be the managing member of TPG Wafer Holdings and conduct the business and affairs of TPG Wafer Holdings. This includes voting of the equity securities that TPG Wafer Holdings holds except as set forth herein and in footnote (3) to this table. These entities have also entered into a Members’ Agreement, dated as of November 13, 2001 and as amended on January 25, 2002, providing for, among other things, an agreement by TPG Wafer Partners not to cause TPG Wafer Holdings to vote its shares of common stock without the prior written consent of the other parties to the LLC Operating Agreement on certain matters. The Members’ Agreement also provides that TCW/ Crescent Mezzanine Partners III, L.P., TCW/Crescent Mezzanine Trust III and TCW/Crescent Mezzanine Partners III Netherlands, L.P. may nominate one individual to our Board of Directors, Green Equity Investors III, L.P. and Green Equity Investors Side III, L.P. may nominate one individual to our Board, and TPG Wafer Partners agrees to cause TPG Wafer Holdings to vote its shares of common stock in favor of the election of such individuals as our directors.

(3)	These entities and certain of their affiliates, who are guarantors of our Citibank/UBS revolving credit facility and/or lenders under our $35 million TPG revolving credit facility, have entered into an Intercreditor Agreement, dated as of December 5, 2002, providing for, among other things, the assignment of any participation interests in the note of our Italian subsidiary, the senior subordinated secured notes and the warrants held by any guarantor to the other non-defaulting guarantors pro rata in the event of certain defaults under their guarantees to our Citibank/UBS revolving credit agreement or under the $35 million TPG revolving credit facility; TPG Wafer Partners’ right of first offer to any participation interests in the note of our Italian subsidiary, the senior subordinated secured notes or the warrants that any guarantor wishes to transfer; the guarantors’ tag-along rights to any transfer by TPG Wafer Partners or its affiliates of the note of our Italian subsidiary, the senior subordinated secured notes or the warrants; and TPG Wafer Partners’ rights to cause the holders of participation interests in the note of our Italian subsidiary, the senior subordinated secured notes or the warrants to sell such securities if TPG Wafer Partners wishes to sell its securities.

(4)

David Bonderman, James G. Coulter and William S. Price, III are directors, officers and the sole stockholders of TPG Advisors III, Inc. (“TPG Advisors III”), which is the general partner of TPG GenPar III, L.P., which in turn is the sole general partner of each of TPG Partners III, L.P. (“Partners III”), TPG Parallel III, L.P. (“Parallel III”), TPG Investors III, L.P. (“Investors III”), FOF Partners III, L.P. (“FOF”) and FOF Partners III-B, L.P. (“FOF B”) and the sole member of TPG GenPar Dutch, L.L.C., which is the general partner of TPG Dutch Parallel III, C.V. (“Dutch Parallel III”). Mr. Bonderman, Mr. Coulter and Mr. Price are also directors, officers and the sole stockholders of T(3) Advisors, Inc. (“T(3) Advisors”), which is the general partner of T(3) GenPar, L.P., which in turn is the sole general partner of each of T(3) Partners, L.P. (“T(3) Partners”), T(3) Parallel, L.P. (“T(3) Parallel”) and T(3) Investors, L.P. (“T(3) Investors”) and

the sole member of T(3) GenPar Dutch, L.L.C., which is the general partner of T(3) Dutch Parallel, C.V. (“T(3) Dutch”). In addition, Mr. Bonderman, Mr. Coulter and Mr. Price are also directors, officers and the sole stockholders of T(3) Advisors II, Inc. (“T(3) Advisors II”), which is the general partner of T(3) GenPar II, L.P., which in turn is the sole general partner of each of T(3) Partners II, L.P. (“T(3) Partners II”) and T(3) Parallel II, L.P. (“T(3) Parallel II”). Partners III, Parallel III, Investors III, FOF, FOF B, Dutch Parallel III, T(3) Partners, T(3) Parallel, T(3) Investors, T(3) Dutch, T(3) Partners II and T(3) Parallel II (collectively, the “TPG Funds”) are members of TPG Wafer Partners, which in turn is a member of TPG Wafer Holdings, and also the managing member of TPG Wafer Management LLC (“TPG Wafer Management”). TPG Wafer Holdings directly holds the 174,970,526 shares of MEMC common stock and an approximate 41% interest in TPG Wafer Management. TPG Wafer Partners directly holds 9,850,001 warrants to purchase MEMC common stock and TPG Wafer Management directly holds 250,000 warrants to purchase MEMC common stock. TPG Advisors III, T(3) Advisors and T(3) Advisors II may be deemed, pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to beneficially own all of the securities held by TPG Wafer Holdings and TPG Wafer Partners. Mr. Bonderman, Mr. Coulter and Mr. Price, by virtue of their positions with TPG Advisors III, T(3) Advisors, and T(3) Advisors II, may be deemed to have investment powers and beneficial ownership with respect to the equity securities held by TPG Wafer Holdings and TPG Wafer Partners. Each of Mr. Bonderman, Mr. Coulter and Mr. Price disclaims beneficial ownership of such securities.

(5)	LGP Management, Inc. (“LGPM”) is the general partner of Leonard Green & Partners, L.P. (“LGP”), which is an affiliate of GEI Capital III, L.L.C. (“GEI Capital” and, together with LGPM and LGP, the “LGP Controlling Persons”), which is the general partner of Green Equity Investors III, L.P. (“GEI”) and Green Equity Investors Side III, L.P. (“GEI Side”). GEI and GEI Side, in the aggregate, own 19.7% of the membership interests in TPG Wafer Holdings. TPG Wafer Holdings directly holds 174,970,526 shares of MEMC common stock. GEI directly holds 3,258,872 warrants to purchase MEMC common stock and GEI Side directly holds 24,461 warrants to purchase MEMC common stock. LGPM, LGP and GEI Capital may be deemed, pursuant to Rule 13d-3 under the Exchange Act to share beneficial ownership of the securities held by TPG Wafer Holdings, and to beneficially own the warrants to purchase MEMC common stock held by GEI and GEI Side. Leonard I. Green, Jonathan D. Sokoloff, John G. Danhakl, Peter J. Nolan, Jonathan A. Seiffer and John M. Baumer, either directly (whether through ownership interest or position) or through one or more intermediaries, may be deemed to control the LGP Controlling Persons. By virtue of their positions with the LGP Controlling Persons, Messrs. Green, Sokoloff, Danhakl, Nolan, Seiffer and Baumer may be deemed to share beneficial ownership of the securities held by TPG Wafer Holdings and to have investment power and beneficial ownership with respect to the warrants to purchase MEMC common stock held by GEI and GEI Side. However, each such individual disclaims beneficial ownership of such securities.

(6)

TCW/Crescent Mezzanine III, LLC (“MEZZANINE LLC”), a Delaware limited liability company, is the General Partner of TCW/Crescent Mezzanine Partners III, L.P. (“TCW Partners”) and TCW/ Crescent Mezzanine Partners III Netherlands, L.P. (“TCW Netherlands”) and the Managing Owner of TCW/Crescent Mezzanine Trust III (“TCW Trust” and, collectively, the “TCW Funds”). TCW/Crescent Mezzanine Management III, LLC (“Mezz Mgmt III”) is the Investment Advisor of the TCW Funds, and has delegated all investment and voting discretion with respect to the securities owned by the TCW Funds to TCW Asset Management Company, a California corporation and registered investment advisor (“TAMCO”), as Sub-Advisor. As a result, Mezz Mgmt III disclaims beneficial ownership of these securities. TCW (Mezzanine III), L.P. (“Mezz III LP”), a Delaware limited partnership, is a member of MEZZANINE LLC who may be deemed to control MEZZANINE LLC. TAMCO is the Sub-Advisor to the TCW Funds and the General Partner of Mezz III LP. TAMCO is wholly owned by The TCW Group, Inc., a Nevada corporation (“TCWG”). TCWG, together with its direct and indirect subsidiaries, collectively constitute The TCW Group, Inc. business unit (the “TCW Business Unit”). The TCW Business Unit is primarily engaged in the provision of investment management services. The ultimate parent company of TCWG is Societe Generale, S.A., a company incorporated under the laws of France (“SG”). The principal business of SG is acting as a holding company for a global financial services group, which includes certain distinct specialized business units that are independently operated, including the TCW Business Unit. SG, for purposes of the federal securities laws, may be deemed ultimately to control TCWG and the TCW Business Unit. SG, its executive officers and directors, and its direct and indirect subsidiaries (including all of its business units except the TCW Business Unit), may beneficially own securities and such securities are not reported in this Table. In accordance with Exchange Act Release No. 34-39538 (January 12, 1998) and due to the separate management and independent operation of its business units, SG disclaims beneficial ownership of our securities beneficially owned by the TCW Business Unit. Each member of the TCW Business Unit disclaims beneficial ownership of our securities beneficially owned by SG and any of SG’s other business units. TCW Partners, TCW Trust and TCW Netherlands, in the aggregate, own 19.7% of the membership interests in TPG Wafer Holdings and 3,283,333 warrants to purchase MEMC common stock. TPG Wafer Holdings directly holds 174,970,526 shares of MEMC common stock.

BOARD OF DIRECTORS — COMMITTEES

Audit Committee

The Audit Committee assists the Board in overseeing and monitoring our financial reporting process. In this regard, the Audit Committee reviews MEMC’s financial reports to stockholders and reviews and assesses our financial reporting process along with our system of internal controls. The Audit Committee also appoints our independent accountants and reviews their services. Messrs. William E. Stevens, Robert J. Boehlke and C. Douglas Marsh serve on the Audit Committee. The Audit Committee met seven times in 2002.

Compensation and Nominating Committee

The Compensation and Nominating Committee:

•	Selects the executive and salaried employees who participate in our executive compensation program

•	Periodically reviews management development efforts

•	Reviews and approves new compensation programs

•	Sets base salaries for certain executives

•	Reviews and approves base salaries of certain newly hired executives

•	Approves annual incentive plan participants, targets and award amounts

•	Approves participants and awards under long-term equity incentive programs

•	Approves profit sharing programs

•	Reviews and approves annual adjustments in compensation necessitated by competitive, inflationary or governmental pressures

•	Reviews and approves compensation for our Board

The Compensation and Nominating Committee is also responsible for nominating persons for election to our Board of Directors. The Compensation and Nominating Committee accepts nominations of persons for election to the Board of Directors by any MEMC stockholder who is a stockholder on the record date for the annual meeting and who submits a notice to us setting forth the information about both the nominee (including information required by the federal proxy solicitation rules) and the stockholder making the nomination. See “STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING,” below.

Messrs. John Marren, Robert J. Boehlke and C. Douglas Marsh serve on the Compensation and Nominating Committee. The Compensation and Nominating Committee met six times in 2002.

Director Compensation and Attendance

Employee directors and directors affiliated with Texas Pacific Group, Leonard Green and Partners and TCW/Crescent receive no additional compensation for serving on the Board and its Committees.

In 2002, outside directors received the following fees for their service on the Board and its Committees:

•	$5,000 annual Board retainer

•	$5,000 annual retainer for chairperson of the Audit Committee

•	$1,000 for each Board meeting attended

•	$1,000 for each Committee meeting attended

In addition, on July 25, 2002, we granted each outside director stock options to purchase 30,000 shares of MEMC common stock. One-third of these stock options will vest on the first, second and third anniversaries of the date of grant.

The Board of Directors met four times in 2002. During 2002, all directors attended 75% or more of the Board and Committee meetings on which they served, except for Messrs. Chapus, Coulter and Danhakl.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the MEMC Board of Directors is currently composed of three independent directors and operates under a written charter adopted by the Board of Directors.

We have met and held discussions with MEMC management and with MEMC’s independent accountants, KPMG LLP. We have reviewed and discussed the consolidated financial statements of MEMC for 2002 with MEMC management. We discussed with KPMG matters required to be discussed by generally accepted auditing standards, including standards set forth in Statement on Auditing Standards No. 61.

KPMG also provided to us the written disclosures regarding their independence required by Independence Standards Board Standard No. 1, and we discussed with KPMG their independence.

Based on these reviews and discussions, we recommended to the Board of Directors that the audited consolidated financial statements for 2002 be included in MEMC’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

William E. Stevens (Chairman)

Robert J. Boehlke

C. Douglas Marsh

PRINCIPAL ACCOUNTING FIRM FEES

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s consolidated annual financial statements for 2002, and fees billed for other services rendered by KPMG LLP:

Audit Fees, excluding audit related	$669,000

Financial information systems design and implementation	$0

All other fees
Audit related fees(1)	$276,000
Other non-audit services(2)	$250,000

Total all other fees	$526,000

(1)	Audit related fees consisted principally of review of SEC filings, research and consultation on accounting issues and audits of financial statements of certain employee benefit plans.

(2)	Other non-audit fees consisted of tax compliance, employee benefit advice and property tax advice.

The Audit Committee considered and determined that the provision of non-audit services by KPMG LLP in 2002 was compatible with maintaining KPMG LLP’s independence.

COMPENSATION AND NOMINATING COMMITTEE REPORT

Our executive compensation program is based on the premise that a balance is required between our need to operate our business in an effective and profitable manner and the competitiveness of rewards in competing for management talent in the marketplace. The Compensation and Nominating Committee reviews this program at least annually to ensure that this balance is maintained.

Policies, Goals and Responsibilities

The objective of the Committee is to establish compensation at a level that will allow us to attract, retain and motivate the caliber of individuals required to manage and expand our business. We establish compensation levels using guidelines developed by internationally recognized compensation consultants. These guidelines are based upon survey data of comparable U.S. companies, or comparable companies in the relevant geographic area where an executive is located.

Our 2002 guideline for executive compensation was initially based on the Towers Perrin Executive Compensation Survey Database, General Industry, with a special emphasis placed on a subset of the Towers Perrin Executive Compensation Survey Database that included companies in the electronics and electrical equipment industries. However, beginning in the 2002 third quarter, we began to utilize the Radford U.S. Benchmark and U.S. Executive Compensation Surveys as our guideline for executive compensation. We believe the Radford surveys are commonly used by the semiconductor and high technology industries and more closely align our compensation structure with those of our competitors, customers and suppliers with whom we compete for executive officers and employees. To retain and attract key executives, the Committee generally utilizes a compensation guideline that targets base salaries, annual incentives and long-term equity incentives for executive officers at the 50th percentile of the surveys.

Our 2002 executive compensation program consisted of three components: (1) base salaries, (2) annual incentive awards, and (3) long-term equity incentive awards.

Base Salaries

We review the base salary of each executive officer on an annual basis and more frequently when necessary to make adjustments based on changes in individual roles and responsibilities and personal performance levels. In making base salary decisions, the Committee first reviews the comparable salary ranges from the compensation surveys. In addition, we consider certain other factors such as personal performance and level of contribution, and use discretion as appropriate when setting base salary levels. For 2002, we continued to use an overall compensation guideline that targeted base salaries for executive officers at the 50th percentile of companies included in the compensation surveys. However, because of the difficult financial and market conditions experienced by MEMC in 2001, effective January 1, 2002, the Committee approved a 20% reduction in each executive officer’s base salary until such time as MEMC attained certain financial objectives to be established by the Committee or the Board of Directors. As a result of MEMC’s improved 2002 performance, the Committee restored 50% of the base salary reduction effective June 1, 2002 and the remaining 50% effective September 1, 2002.

Annual Incentive Awards

Participation in our annual incentive plan is discretionary and the plan is non-contractual. Under current practice, we make annual cash awards to executive officers and other management, professional and technical personnel to recognize and reward individual and corporate performance.

In 2002, the Committee established target and maximum bonuses (as a percentage of base salary) for each designated participant. For most executive officers, these target and maximum bonuses were set forth in the new employment agreements entered into during 2002. For 2002, we continued the use of the overall compensation guideline that targeted annual incentives for executive officers at the 50th percentile of companies included in the compensation surveys. However, in setting target bonuses for 2002, we primarily considered personal performance and level of contribution and the need to retain and attract key executive officers as MEMC recovered from the difficult market and financial conditions experienced in the last several years. The 2002 target bonus levels for participants ranged from 7% to 70% of each participant’s annual base salary and the maximum bonus level for each participant was 175% of his or her target bonus.

The 2002 annual incentive award for each participant was subject to two factors: (1) MEMC’s performance against certain financial targets and (2) the participant’s achievement factor based on his or her individual performance. Based on MEMC’s performance against the financial targets, each participant was eligible to receive between 0% and 175% of his or her target bonus. MEMC’s 2002 financial performance exceeded the maximum levels of each of the financial targets under the annual incentive plan. As a result, for 2002 each participant was eligible to receive 175% of his or her target bonus. This amount was then multiplied by each participant’s individual achievement factor (expressed as a percentage) to determine the participant’s annual incentive award. Of the annual incentive award, 75% will be paid in March 2003 and the remaining 25% will be paid in March 2004 provided that the participant remains an employee of MEMC until the date of payment.

Long-Term Incentive Awards

In January 2002, most executive officers and other senior managers received grants of the following options: (1) non-qualified stock options having an exercise price of $1.50 per share with 25% of such options vesting on each anniversary of the date of grant and (2) non-qualified stock options having an exercise price equal to 100% of the market value of MEMC’s stock on the date of grant which vest on the seventh anniversary of the date of grant subject to acceleration in the event that MEMC achieves certain annual financial targets (Performance Options). Because MEMC’s 2002 financial performance exceeded the highest 2002 financial target, for most executive officers 40% of the Performance Options vested as of December 31, 2002. As a result of changes in individual roles and responsibilities and personal performance levels, certain executive officers received additional grants of stock options. These additional grants generally consisted of non-qualified stock options having an exercise price equal to 100% of the market value of MEMC’s stock on the date of grant with 25% of such options vesting on each anniversary date of the grant.

In 2002, the Committee primarily used discretion in determining stock option award levels for executive officers taking into consideration individual roles and responsibilities, personal performance and level of contribution, the 20% base salary reductions implemented effective January 1, 2002 and the need to retain and motivate executive officers following MEMC’s November 2001 financial restructuring.

Compensation of Chief Executive Officers

We had two successive chief executive officers in 2002: Klaus von Hörde and Nabeel Gareeb.

Mr. von Hörde served as chief executive officer through April 30, 2002. Consistent with the 20% base salary reduction for executive officers, effective January 1, 2002, Mr. von Hörde’s base salary was reduced from $565,000 to $452,000. In recognition of his past service and his efforts and leadership through MEMC’s 2001 financial restructuring, MEMC entered into a retirement agreement with Mr. von Hörde that was effective as of April 30, 2002. The retirement agreement provides for certain cash payments, grants of restricted stock and non-qualified stock options and other benefits. For additional information regarding the retirement agreement, see “Retirement Agreement – Klaus R. von Hörde.”

Mr. Gareeb became chief executive officer of MEMC on April 30, 2002 at an initial base salary of $550,000. Mr. Gareeb’s employment agreement provides for a 2002 target bonus level under the annual incentive plan of 70% of his annual base salary, which bonus was to be pro-rated based on his partial year of service. In addition, under the terms of his employment agreement and as an inducement for Mr. Gareeb to become our chief executive officer, Mr. Gareeb received a $200,000 advance on his 2002 annual incentive award payable upon his commencement of employment. Because MEMC’s 2002 financial performance far exceeded the maximum levels of each of the financial targets under the annual incentive plan, and because of Mr. Gareeb’s individual leadership and contribution to this financial performance, the Committee awarded Mr. Gareeb a bonus of $677,000 representing his maximum bonus without proration for his partial year of service.

Under the terms of Mr. Gareeb’s employment agreement and as an inducement for Mr. Gareeb to become our chief executive officer, Mr. Gareeb received grants of the following options: (1) non-qualified options to purchase 650,000 shares of MEMC common stock having an exercise price of $1.50 per share with 25% of such options vesting on each anniversary date of the date of grant, (2) non-qualified options to purchase 650,000 shares of MEMC common stock having an exercise price equal to 100% of the market value of MEMC’s stock on the date of grant which vest on the seventh anniversary of the date of grant subject to acceleration in the event that MEMC achieves certain annual financial targets and (3) non-qualified options to purchase 1,000,000 shares of MEMC common stock at an exercise price equal to 100% of the market value of MEMC’s stock on the date of grant which options vest on the fourth anniversary of the date of grant.

Members of the Compensation and Nominating Committee

John Marren, Chairman

Robert J. Boehlke

C. Douglas Marsh

SUMMARY COMPENSATION TABLE

	Annual Compensation						Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)		Other Annual Compensation ($)		Restricted Stock Awards ($)		Securities Underlying Options (#)	All Other Compensation ($)(3)
Nabeel Gareeb(4)	2002	402,275	677,000		115,939	(5)	—		2,300,000	—
Chief Executive Officer	2001	—	—		—		—		—	—
and President	2000	—	—		—		—		—	—

Klaus R. von Hörde(6)	2002	150,667	—		—		1,609,826	(7)	120,000	913,828
Former Chief Executive	2001	564,984	—		—		—		100,000	7,534
Officer and President	2000	519,984	691,600		—		—		100,000	7,140

James M. Stolze	2002	258,583	255,200		—		—		500,000	7,596
Executive Vice President	2001	289,992	—		—		—		40,000	6,440
and Chief Financial Officer	2000	275,496	202,000		—		—		40,000	6,322

Jonathon P. Jansky	2002	206,867	204,000		—		—		500,000	6,206
Senior Vice President	2001	232,000	—		—		—		40,000	6,711
Operations	2000	220,000	160,000		—		—		40,000	6,393

Chandrasekhar Sadasivam	2002	148,833	140,000		—		—		200,000	5,201
Senior Vice President,	2001	107,767	22,320	(8)	—		—		—	6,711
Research and Development	2000	92,825	18,200		19,887	(9)	—		—	4,002

Thomas P. Stiffler (10)	2002	189,917	152,600		—		—		175,000	3,368
Senior Vice President,	2001	210,000	—		—		—		25,000	6,711
Human Resources	2000	17,500	12,000		—		—		—	—

James G. Weathers(11)	2002	187,792	119,300		—		—		200,000	7,512
Former Corporate Vice President,	2001	185,000	—		—		—		25,000	6,711
Sales and Commercial	2000	170,000	98,000		—		—		20,000	5,443

(1)	Amounts shown include cash compensation earned and received as well as cash compensation earned but deferred at the election of the executive officer.

(2)	The amounts shown in this column consist of annual incentive bonuses under annual incentive bonus plan. Seventy-five percent (75%) of the 2002 bonus will be paid in March 2003 and the remaining twenty-five percent (25%) be paid on March 15, 2004 subject to each executive officer’s continued employment through March 15, 2004.

(3)	For all executive officers other than Mr. von Hörde and Dr. Sadasivam, the amounts shown in this column represent matching contributions by MEMC to the MEMC Retirement Savings Plan. For Mr. von Hörde and Dr. Sadasivam, the amounts shown in this column consist of the following:

Mr. von Hörde:

2002:

•	$847,500 supplemental severance payments
•	$50,000 lump sum payment to cover relocation expenses in connection with Mr. von Hörde’s repatriation to Germany
•	$10,000 lump sum payment to cover medical premiums
•	$6,328 matching contribution to the MEMC Retirement Savings Plan

2001:

•	$7,534 matching contribution to the MEMC Retirement Savings Plan

2000:

•	$7,140 matching contribution to the MEMC Retirement Savings Plan

Dr. Sadasivam:

2002:

•	$5,201 matching contribution to the MEMC Retirement Savings Plan

2001:

•	$6,711 matching contribution to the MEMC Retirement Savings Plan

2000:

•	$3,461 matching contribution to the MEMC Retirement Savings Plan
•	$541 patent award

(4)	Mr. Gareeb became President and Chief Executive Officer on April 30, 2002.

(5)	Amount shown represents relocation payments.

(6)	Mr. von Hörde retired as President and Chief Executive Officer effective April 30, 2002.

(7)	Under the terms of his retirement agreement, on April 30, 2002 Mr. von Hörde received 198,744 shares of restricted MEMC common stock that vested on January 1, 2003. Mr. von Hörde owns no other shares of restricted MEMC common stock. On December 31, 2002, the aggregate value of Mr. von Hörde’s restricted MEMC common stock was $1,504,492. Mr. von Hörde was entitled to any cash dividends payable on the unvested restricted MEMC common stock, although none were paid.

(8)	A portion of Dr. Sadasivam’s annual incentive bonus was paid in the form of 1,317 shares of unrestricted MEMC common stock and 2,219 shares of restricted MEMC common stock issued on March 15, 2002. The closing price of MEMC common stock on March 15, 2002 was $5.03 per share. The aggregate value of the unrestricted and restricted MEMC common stock on March 15, 2002 was $17,786. The restricted MEMC common stock vested on March 15, 2003. Dr. Sadasivam owns no other shares of restricted MEMC common stock. On December 31, 2002, the aggregate value of Dr. Sadasivam’s 2,219 shares of restricted MEMC common stock was $16,798. Dr. Sadasivam was entitled to any cash dividends payable on the unvested restricted MEMC common stock, although none were paid.

(9)	Represents amounts paid to Dr. Sadasivam in connection with an international assignment including $11,960 for goods and services and a $5,089 international assignment premium.

(10)	Mr. Stiffler joined MEMC as Senior (formerly Corporate) Vice President, Human Resources in December 2000.

(11)	Mr. Weathers became Corporate Vice President, Sales and Commercial on February 28, 2002 and served in such capacity until July 25, 2002. On July 25, 2002, Mr. Weathers became Vice President, Supply Chain and Logistics.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Number of Securities Underlying Options Granted(#)(2)		% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date
Name						5%($)	10%($)
Nabeel Gareeb	1,000,000	(3)	13.30%	4.99	03/26/12	3,138,184	7,952,775
	650,000	(4)	8.65%	4.99	03/26/12	2,039,820	5,169,304
	650,000	(5)	8.65%	1.50	03/26/12	4,308,320	7,437,804

Klaus R. von Hörde	100,000	(6)	1.33%	3.55	04/30/05	582,676	723,110
	20,000	(6)	0.27%	1.50	04/30/05	157,535	185,622

James M. Stolze	250,000	(7)	3.33%	3.55	01/01/12	588,144	1,414,446
	250,000	(8)	3.33%	1.50	01/01/12	1,070,644	1,926,946

Jonathon P. Jansky	250,000	(7)	3.33%	3.55	01/01/12	588,144	1,414,446
	250,000	(8)	3.33%	1.50	01/01/12	1,070,644	1,926,946

Chandrasekhar Sadasivam	165,000	(9)	2.19%	3.28	07/25/12	340,358	862,533
	35,000	(8)	0.47%	1.50	01/01/12	149,890	269,773

Thomas P. Stiffler	25,000	(7)	0.33%	3.55	01/01/12	55,814	141,445
	100,000	(9)	1.33%	3.28	07/25/12	206,277	522,748
	25,000	(10)	0.33%	3.28	07/25/12	51,569	130,687
	25,000	(11)	0.33%	1.50	01/01/12	107,064	192,695

James G. Weathers	100,000	(7)	1.33%	3.55	01/01/12	223,258	565,779
	100,000	(8)	1.33%	1.50	01/01/12	428,258	770,779

(1)	The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and are not intended to forecast possible future appreciation, if any, of MEMC’s common stock price. If MEMC’s common stock does not increase in value, then the option grants described in the table will be valueless.

(2)	For Mr. von Hörde, all options expire three years from the date of grant. For all other executive officers, options expire ten years from the date of grant. Upon termination of employment due to death or permanent disability, all stock options become immediately exercisable. In addition, upon termination of employment by MEMC without cause or by the employee for good reason within two years following a change of control, except as the Compensation and Nominating Committee may otherwise determine, all stock options shall vest and become immediately exercisable.

(3)	Options vest and become exercisable on April 8, 2006.

(4)	Options vest and become exercisable on April 8, 2009, subject to certain acceleration provisions based on annual EBITDA targets. In addition, subject to the execution of a general release and waiver and Mr. Gareeb’s compliance with the terms of his employment agreement, 25% of these options will vest and become exercisable in the event that MEMC terminates Mr. Gareeb’s employment without cause prior to April 8, 2003. See “Employment Agreement—Nabeel Gareeb.”

(5)	Options vest and become exercisable at the rate of 25% per year on April 8, 2003, April 8, 2004, April 8, 2005 and April 8, 2006. In addition, subject to the execution of a general release and waiver and Mr. Gareeb’s compliance with the terms of his employment agreement, 25% of these options will vest and become exercisable in the event that MEMC terminates Mr. Gareeb’s employment without cause prior to April 8, 2003. See “Employment Agreement—Nabeel Gareeb.”

(6)	Options vested and became exercisable on April 30, 2002.

(7)	Options vest and become exercisable on January 1, 2009, subject to certain acceleration provisions based on annual EBITDA targets.

(8)	Options vest and become exercisable at the rate of 25% per year on January 1, 2003, January 1, 2004, January 1, 2005 and January 1, 2006.

(9)	Options vest and become exercisable at the rate of 25% per year on July 25, 2003, July 25, 2004, July 25, 2005 and July 25, 2006.

(10)	Options vest and become exercisable on December 31, 2003.

(11)	Options vest and become exercisable on December 31, 2003. In addition, subject to the execution of a general release and waiver, in the event of Mr. Stiffler’s involuntary termination without cause (other than by reason of death or disability) or Mr. Stiffler’s voluntary termination for good reason prior to December 31, 2003, these options will vest and become exercisable on the date of termination. See “Employment Agreement – Thomas P. Stiffler.”

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End(#)		Value of Unexercised In-the- Money Options at FY-End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Nabeel Gareeb	—	—	—	2,300,000	—	8,202,500
Klaus R. von Hörde	81,750	43,539	120,000	—	523,400	—
James M. Stolze	—	—	236,704	459,800	402,000	2,120,500
Jonathon P. Jansky	—	—	195,800	459,000	402,000	2,120,500
Chandrasekhar Sadasivam	—	—	100	200,000	—	920,300
Thomas P. Stiffler	—	—	16,250	183,750	40,200	748,300
James G. Weathers	—	—	76,350	191,850	160,800	848,200

Pension Plan

MEMC sponsors the MEMC Pension Plan, a defined benefit pension plan which covered most U.S. employees of MEMC and its subsidiaries through the end of 2001. Effective January 2, 2002, the plan was amended to freeze the accrued benefit for employees who did not meet certain age and service criteria. In order to receive benefit accruals after January 2, 2002, a participant must have met one of two criteria: 1) as of December 31, 2001, the participant was at least age 50 with 5 years of service; or, 2) the participant had at least 25 years of service as of December 31, 2001. Employees who joined MEMC after December 31, 2001 are not eligible for coverage under the MEMC Pension Plan.

The basic benefit payable under the MEMC Pension Plan is determined based on a lump sum equal to 8% of a participant’s “average total earnings” (as defined below) up to one-half of the Social Security wage base plus 12% of the participant’s average total earnings over one-half of the Social Security wage base, multiplied by the participant’s years of benefit service, less 2% of such amount for every year by which the current age of the participant is less than age 65 (the “Basic Formula”). In addition to the normal annuity options, for some participants the benefit is also available in an immediate lump-sum distribution at termination of employment.

Employees who were participants in our former Pension Plan for Salaried Employees (the “Salaried Plan”), a prior plan merged into the MEMC Pension Plan as of December 31, 1996, are entitled to a benefit calculated under the formula in effect as of such date under the Salaried Plan, if such benefit is greater than the benefit calculated under the Basic Formula. The basic benefit payable under the Salaried Plan formula is a single life annuity equal to 1.2% of the participant’s average total earnings multiplied by the participant’s years of benefit service. However, if the participant was hired in the U.S. by Monsanto Company (“Monsanto”), a prior owner of a substantial part of our business, before April 1, 1986 and was employed by us at any time during the period April 1, 1989 through May 31, 1989, or if the participant was employed by MEMC at any time during the period January 1, 1989 through March 31, 1989, the factor is 1.4% of the participant’s “average total earnings” instead of 1.2%. If a participant with either the 1.2% or 1.4% formula retires on or after age 55 but prior to age 65, his benefit will be reduced 1/4% for each month that his retirement date precedes his 65th birthday. However, if the participant is under age 65 but at least age 55 at the time of his retirement, and the participant’s age and years of vesting service add up to at least 80, then the benefit is not subject to any reduction.

The basic benefit under either the 1.2% or 1.4% formula is reduced by the amount the participant is entitled to receive under any other designated Monsanto defined benefit pension plan.

For purposes of the MEMC Pension Plan, “average total earnings” means twelve times the greater of (a) the monthly average earnings received in the 36 full calendar months immediately prior to the date of employment termination or (b) the monthly average of earnings received during the highest three of the ten calendar years immediately prior to the year in which employment terminates. “Earnings” means amounts paid to participants that are subject to federal income tax withholding (including salary and bonus payments), subject to certain adjustments. Generally, “earnings” utilized for pension formula purposes includes salary and annual bonus reported in the salary and bonus columns of the Summary Compensation Table. However, since annual incentive bonuses are paid in the year following the year earned, such bonuses are included in earnings utilized for pension formula purposes in the year following the year such bonuses are reported in the bonus column of the Summary Compensation Table.

Retirement benefits payable under qualified defined benefit plans are subject to the annual pension limitations imposed under Section 415 of the Internal Revenue Code, for which limitations vary annually. The Section 415 limitation for 2002 is $160,000. In addition, Section 401(a)(17) of the Internal Revenue Code specifies a maximum amount of annual compensation, also adjusted annually, that may be taken into account in computing benefits under a qualified defined benefit plan. The Section 401(a)(17) limitation for 2002 was increased to $200,000 which increased amount could be applied retroactively to all prior years. Effective in January 2002, we amended the MEMC Pension Plan to apply this $200,000 limitation to all prior years. Our Supplemental Executive Pension Plan (the “MEMC SEPP”), a non-qualified and unfunded plan, provided benefits over the applicable Internal Revenue Code limitations. Benefits under the MEMC SEPP are payable in the form of a lump-sum distribution, in the form of an annuity with monthly payments for life beginning at the participant’s retirement age, or in annual installments not to exceed fifteen years. The MEMC SEPP was amended at the end of 2001 to cease future accruals. In addition, all accrued benefits under the MEMC SEPP for employees who entered into new employment contracts with MEMC in 2001 were waived.

The following table shows the estimated annual pension benefits under the MEMC Pension Plan in the remuneration and years of service classifications indicated using the Basic Formula. The table is based on the 2002 Social Security Wage Base, a 6.0% interest rate and the 94GAR Mortality Table. In addition, the amounts in the table assume that a participant met the criteria for continued benefit accrual. The amounts shown in the table are calculated on a single life annuity basis and assume retirement at age 65.

Pension Plan Table(1)

Remuneration	Years of Service
	5	10	15
$125,000	6,121	12,242	18,363
150,000	7,502	15,003	22,505
175,000	8,882	17,764	26,646
200,000	10,263	20,525	30,788
225,000	11,643	23,286	34,929
250,000	13,024	26,047	39,071
300,000	15,784	31,569	47,353
400,000	21,306	42,613	63,919
500,000	26,828	53,657	80,485

Mr. von Hörde and Mr. Stiffler are covered by the Basic Formula. Under the terms of the MEMC Pension Plan and MEMC SEPP, because Mr. von Hörde did not participate in the MEMC Pension Plan or MEMC SEPP until April 1, 1998, Mr. von Hörde had no vested benefit when he retired on April 30, 2002. However, under the terms of his retirement agreement, Mr. von Hörde received a lump sum payment of $374,901 in full settlement of his accrued benefit under the MEMC Pension Plan and MEMC SEPP. See “Retirement Agreement—Klaus R. von Hörde.”

Mr. Stiffler did not meet the criteria for continued benefit accrual effective December 31, 2001. As of December 31, 2001, Mr. Stiffler had 1.1 years of benefit service and annualized average total earnings of $217,727. However, the maximum annual compensation taken into account for Mr. Stiffler is $200,000. Under the terms of the MEMC Pension and MEMC SEPP, because Mr. Stiffler did not participate in the MEMC Pension Plan and MEMC SEPP Plan until December 1, 2000, Mr. Stiffler had no vested benefits as of December 31, 2002.

The following table shows the estimated annual pension benefits under the MEMC Pension Plan in the remuneration and years of service classifications indicated using the 1.4% Salaried Plan formula described above. As discussed above, the 1.4% formula is an alternative to the Basic Formula. The amounts shown in the table assume that a participant met the criteria for continued benefit accrual. In addition, the amounts shown in the table are calculated on a single life annuity basis and assume retirement at age 65 (without regard to the offsets described above).

Pension Plan Table(2)

Remuneration	Years of Service
	15	20	25	30	35
$125,000	$26,250	$35,000	$43,750	$52,500	$61,250
150,000	31,500	42,000	52,500	63,000	73,500
175,000	36,750	49,000	61,250	73,500	85,750
200,000	42,000	56,000	70,000	84,000	98,000
225,000	47,250	63,000	78,750	94,500	110,250
250,000	52,500	70,000	87,500	105,000	122,500
300,000	63,000	84,000	105,000	126,000	147,000
400,000	84,000	112,000	140,000	168,000	196,000
500,000	105,000	140,000	175,000	210,000	245,000

Mr. Jansky and Mr. Weathers are covered by the 1.4% formula. As of December 31, 2002, Mr. Jansky had 29.0 years of benefit service and annualized average total earnings of $297,289. However, the maximum annual compensation taken into account for Mr. Jansky is $200,000. Mr. Weathers did not meet the criteria for continued benefit accrual effective December 31, 2001. As of December 31, 2001, Mr. Weathers had 13.5 years of benefit service and annualized average total earnings of $242,500. However, the maximum annual compensation taken into account for Mr. Weathers is $200,000.

The following table shows the estimated annual pension benefits under the MEMC Pension Plan in the remuneration and years of service classifications indicated using the 1.2% Salaried Plan formula described above. As discussed above, the 1.2% formula is an alternative to the Basic Formula. The amounts shown in this table assume that a participant met the criteria for continued benefit accrual. In addition, the amounts shown in the table are calculated on a single life annuity basis and assume retirement at age 65 (without regard to the offsets described above).

Pension Plan Table(3)

Remuneration	Years of Service
	5	10	15
$125,000	$7,500	$15,000	$22,500
150,000	9,000	18,000	27,500
175,000	10,500	21,000	31,500
200,000	12,000	24,000	36,000
225,000	13,500	27,000	40,500
250,000	15,000	30,000	45,000
300,000	18,000	36,000	54,000
400,000	24,000	48,000	72,000
500,000	30,000	60,000	90,000

Mr. Stolze and Dr. Sadasivam are eligible for the 1.2% formula. As of December 31, 2002, Mr. Stolze had 7.5 years of benefit service and annualized average total earnings of $371,694. However, the maximum annual compensation taken into account for Mr. Stolze is $200,000. Dr. Sadasivam did not meet the criteria for continued benefit accrual effective December 31, 2001. As of December 31, 2001, Dr. Sadasivam had 8.3 years of benefit service and annualized average total earnings of $113,496.

Mr. Gareeb commenced employment after December 31, 2001. As a result, Mr. Gareeb is not a participant in the MEMC Pension Plan or MEMC SEPP.

Employment Agreements

Nabeel Gareeb

In connection with Mr. Gareeb’s appointment as our President and Chief Executive Officer on April 30, 2002, we entered into an employment agreement with Mr. Gareeb effective as of March 26, 2002. The employment agreement provides that Mr. Gareeb will serve as our President and Chief Executive Officer for an initial four-year term ending April 8, 2006. The employment agreement also provides that MEMC will cause its Board of Directors to nominate Mr. Gareeb for election to our Board.

Mr. Gareeb’s employment agreement includes the following:

•	An initial annual base salary of $550,000 which shall be reviewed annually and may be adjusted by the Board, provided, however, his base salary cannot be decreased unless such decrease is part of a base salary reduction applicable to a broad class of management employees

•	An annual bonus opportunity, the terms and conditions of which will be determined by the Board, with a target bonus of 70% of annual base salary and a maximum bonus of 123% of base salary in 2002, which bonus will be pro-rated for Mr. Gareeb’s actual months of service in 2002, and a target of 80% of annual base salary and a maximum bonus of 140% of base salary in 2003 (See “Compensation and Nominating Committee Report – Compensation of Chief Executive Officers”)

•	A $200,000 cash advance on Mr. Gareeb’s 2002 annual bonus which advance was payable within thirty (30) days of Mr. Gareeb’s commencement of employment

•	Participation in our employee benefit plans as maintained by MEMC from time to time and generally available to senior executives

•	A $100,000 payment to defray expenses to be incurred by Mr. Gareeb in relocating to the St. Peters, Missouri area

•	Reimbursement of reasonable moving and closing costs in accordance with MEMC’s relocation policies in the event Mr. Gareeb purchases a residence in the St. Peters, Missouri area prior to April 8, 2003

•	Reimbursement of the cost of temporary accommodations incurred by Mr. Gareeb during the first six months of his employment up to a maximum of $20,000

The employment agreement provides for certain initial grants of stock options to purchase MEMC common stock. See “OPTION GRANTS IN LAST FISCAL YEAR – Nabeel Gareeb”. After 2002 the employment agreement provides for annual grants of options to purchase shares of MEMC common stock in accordance with MEMC’s annual stock option grant program, provided that it is initially anticipated that Mr. Gareeb will be eligible to receive a grant of an option to purchase up to 150,000 shares of MEMC stock for each of calendar year 2003, 2004 and 2005.

Either party may terminate Mr. Gareeb’s employment agreement. In the event of Mr. Gareeb’s involuntary termination without cause (other than by reason of death or disability) or Mr. Gareeb’s voluntary termination for good reason during the employment term, he will be entitled to:

•	His base salary through the date of termination

•	His annual bonus, if any, earned in the calendar year immediately preceding the calendar year in which the date of termination occurs, to the extent not yet paid

•	Subject to the execution by Mr. Gareeb of a general release and waiver, the continuation of Mr. Gareeb’s base salary for the two-year period beginning on the date of termination

Finally, in the event of Mr. Gareeb’s involuntary termination without cause (other than by reason of death or disability) prior to April 8, 2003, subject to the execution by Mr. Gareeb of a general release and waiver, Mr. Gareeb shall become immediately vested in options to purchase 325,000 shares of MEMC common stock – See “OPTION GRANTS IN LAST FISCAL YEAR—Nabeel Gareeb.”

James M. Stolze

Mr. Stolze entered into a new employment agreement with MEMC effective as of January 1, 2002, which replaced his prior employment agreement. The new employment agreement provides that Mr. Stolze will serve as an executive officer of MEMC for a three-year term commencing November 13, 2001.

Mr. Stolze’s new employment agreement includes the following:

•	An initial annual base salary of $290,000 through December 31, 2001, which will then be reduced by 20% until such time as MEMC attains certain performance objectives to be determined by the Board

•	After Mr. Stolze’s base salary is restored, the base salary shall be reviewed from time to time and may be adjusted by the Board; provided, however, his base salary cannot be decreased unless such decrease is part of a base salary reduction applicable to a broad class of management employees

•	An annual bonus opportunity, the terms and conditions of which will be determined by the Board with a target bonus of 50% of annual base salary and a maximum bonus of 88% of base salary

•	Participation in our employee benefit plans as maintained by MEMC from time to time and generally available to senior executives

The new employment agreement provides for grants of stock options to purchase MEMC common stock as follows:

•	An initial grant of stock options to purchase 250,000 shares of MEMC common stock at an exercise price of $1.50 per share, vesting ratably over four years

•	An additional grant of stock options to purchase 250,000 shares of MEMC common stock at an exercise price per share equal to the fair market value per share on the date of grant, which will vest on the seventh anniversary of the date of grant unless certain financial and operating objectives are achieved

Either party may terminate Mr. Stolze’s employment agreement. In the event of Mr. Stolze’s involuntary termination without cause (other than by reason of death or disability) or Mr. Stolze’s voluntary termination for good reason during the employment term, he will be entitled to:

•	His base salary through the date of termination

•	His annual bonus, if any, earned in the calendar year immediately preceding the calendar year in which the date of termination occurs, to the extent not yet paid

•	Subject to the execution by Mr. Stolze of a general release and waiver, the continuation of Mr. Stolze’s base salary for the one-year period beginning on the date of termination

Jonathon P. Jansky

Mr. Jansky entered into an employment agreement with MEMC effective as of January 1, 2002. The employment agreement provides that Mr. Jansky will serve as an executive officer of MEMC for a three-year term commencing November 13, 2001.

Mr. Jansky’s employment agreement includes the following:

•	An initial annual base salary of $232,000 through December 31, 2001, which will then be reduced by 20% until such time as MEMC attains certain performance objectives to be determined by the Board

•	After Mr. Jansky’s base salary is restored, the base salary shall be reviewed from time to time and may be adjusted by the Board; provided, however, his base salary cannot be decreased unless such decrease is part of a base salary reduction applicable to a broad class of management employees

•	An annual bonus opportunity, the terms and conditions of which will be determined by the Board with a target bonus of 50% of annual base salary and a maximum bonus of 88% of base salary

•	Participation in our employee benefit plans as maintained by MEMC from time to time and generally available to senior executives

The employment agreement provides for grants of stock options to purchase MEMC common stock as follows:

•	An initial grant of stock options to purchase 250,000 shares of MEMC common stock at an exercise price of $1.50 per share, vesting ratably over four years

•	An additional grant of stock options to purchase 250,000 shares of MEMC common stock at an exercise price per share equal to the fair market value per share on the date of grant, which will vest on the seventh anniversary of the date of grant unless certain financial and operating objectives are achieved

Either party may terminate Mr. Jansky’s employment agreement. In the event of Mr. Jansky’s involuntary termination without cause (other than by reason of death or disability) or Mr. Jansky’s voluntary termination for good reason during the employment term, he will be entitled to:

•	His base salary through the date of termination

•	His annual bonus, if any, earned in the calendar year immediately preceding the calendar year in which the date of termination occurs, to the extent not yet paid

•	Subject to the execution by Mr. Jansky of a general release and waiver, the continuation of Mr. Jansky’s base salary for the one-year period beginning on the date of termination

Thomas P. Stiffler

Mr. Stiffler entered into an employment agreement with MEMC effective as of January 1, 2002. The employment agreement provides that Mr. Stiffler will serve as Senior (formerly Corporate) Vice President, Human Resources of MEMC for a term commencing November 13, 2001 and ending December 31, 2003.

Mr. Stiffler’s employment agreement includes the following:

•	An initial annual base salary of $210,000 through December 31, 2001, which will then be reduced by 20% until such time as MEMC attains certain performance objectives to be determined by the Board

•	After Mr. Stiffler’s base salary is restored, the base salary shall be reviewed from time to time and may be adjusted by the Board; provided, however, his base salary cannot be decreased unless such decrease is part of a base salary reduction applicable to a broad class of management employees

•	An annual bonus opportunity, the terms and conditions of which will be determined by the Board with a target bonus of 40% of annual base salary and a maximum bonus of 70% of base salary

•	Participation in our employee benefit plans as maintained by MEMC from time to time and generally available to senior executives

The employment agreement provides for grants of stock options to purchase MEMC common stock as follows:

•	An initial grant of stock options to purchase 25,000 shares of MEMC common stock at an exercise price of $1.50 per share, vesting on December 31, 2003

•	An additional grant of stock options to purchase 25,000 shares of MEMC common stock at an exercise price per share equal to the fair market value per share on the date of grant, which will vest on the seventh anniversary of the date of grant unless certain financial and operating objectives are achieved

Either party may terminate Mr. Stiffler’s employment agreement. In the event of Mr. Stiffler’s involuntary termination without cause (other than by reason of death or disability) or Mr. Stiffler’s voluntary termination for good reason during the employment term, he will be entitled to:

•	His base salary through the date of termination

•	His annual bonus, if any, earned in the calendar year immediately preceding the calendar year in which the date of termination occurs, to the extent not yet paid

•	Subject to the execution by Mr. Stiffler of a general release and waiver, the continuation of Mr. Stiffler’s base salary from the date of termination through December 31, 2003

•	Subject to the execution by Mr. Stiffler of a general release and waiver, any of Mr. Stiffler’s stock options to purchase shares of MEMC common stock at $1.50 per share which are outstanding on the termination date shall become immediately vested as of the termination date

James G. Weathers

Mr. Weathers entered into an employment agreement with MEMC effective as of January 1, 2002. The employment agreement provides that Mr. Weathers will serve as an executive officer of MEMC for a three-year term commencing November 13, 2001.

Mr. Weathers’ employment agreement includes the following:

•	An initial annual base salary of $185,000 through December 31, 2001, which will then be reduced by 20% until such time as MEMC attains certain performance objectives to be determined by the Board

•	After Mr. Weathers’ base salary is restored, the base salary shall be reviewed from time to time and may be adjusted by the Board; provided, however, his base salary cannot be decreased unless such decrease is part of a base salary reduction applicable to a broad class of management employees

•	An annual bonus opportunity, the terms and conditions of which will be determined by the Board with a target bonus of 35% of annual base salary and a maximum bonus of 61% of base salary

•	Participation in our employee benefit plans as maintained by MEMC from time to time and generally available to senior executives

The employment agreement provides for grants of stock options to purchase MEMC common stock as follows:

•	An initial grant of stock options to purchase 100,000 shares of MEMC common stock at an exercise price of $1.50 per share, vesting ratably over four years

•	An additional grant of stock options to purchase 100,000 shares of MEMC common stock at an exercise price per share equal to the fair market value per share on the date of grant, which will vest on the seventh anniversary of the date of grant unless certain financial and operating objectives are achieved

Either party may terminate Mr. Weathers’ employment agreement. In the event of Mr. Weathers’ involuntary termination without cause (other than by reason of death or disability) or Mr. Weathers’ voluntary termination for good reason during the employment term, he will be entitled to:

His	base salary through the date of termination

•	His base salary through the date of termination

•	His annual bonus, if any, earned in the calendar year immediately preceding the calendar year in which the date of termination occurs, to the extent not yet paid

•	Subject to the execution by Mr. Weathers of a general release and waiver, the continuation of Mr. Weathers’ base salary for the one-year period beginning on the date of termination

Retirement Agreement

Klaus R. von Hörde

In connection with Mr. von Hörde’s retirement as our President and Chief Executive Officer effective April 30, 2002, MEMC entered into a retirement agreement with Mr. von Hörde in April 2002. Pursuant to the retirement agreement, Mr. von Hörde received the following in lieu of all amounts to which Mr. von Hörde was entitled under all MEMC plans and his employment agreements:

•	Installment payments totaling $565,000 (subject to tax withholding) over the next twelve months, provided that at any time on or after September 1, 2002, Mr. von Hörde could elect to terminate the installment payments and receive the balance in a lump-sum cash payment

•	Lump-sum cash payment of $342,500 (subject to tax withholding) upon payment in full of the above installment payments

•	Lump-sum cash payment of $374,901 upon payment in full of the above installment payments in full settlement of accrued pension obligations owed by MEMC

•	Fully vested, three-year options to purchase 100,000 shares of MEMC common stock at an exercise price of $3.55 per share and 20,000 shares of MEMC common stock at an exercise price of $1.50 per share

•	Grant of 198,744 shares of MEMC common stock to be subject to a restricted stock agreement with certain vesting conditions

•	Participation in MEMC’s medical and dental plans for the duration of the above installment payments on the same terms as similarly situated employees

With respect to stock options awarded to Mr. von Hörde prior to retirement, those that were not vested as of April 30, 2002 were cancelled, and those that were vested as of April 30, 2002 became exercisable for 60 days. The retirement agreement also includes mutual releases of certain claims.

Change in Control

The Company’s stock option plans and certain award agreements under such plans provide for acceleration of vesting in the event of a change in control of MEMC and/or in the event of termination of employment by MEMC without cause or by the participant for good reason within two years following a change in control of MEMC, as defined in those plans. Our named executives participate in these plans.

Compensation Committee Interlocks and Insider Participation

The Compensation and Nominating Committee is comprised of Messrs. Robert J. Boehlke, John Marren and C. Douglas Marsh.

Mr. Marren is a partner with Texas Pacific Group. An investor group led by Texas Pacific Group currently beneficially owns approximately 90.2% of the outstanding shares of MEMC common stock, including all of the 16,666,667 outstanding warrants to purchase MEMC common stock. For a description of certain transactions and arrangements between MEMC and the investor group led by Texas Pacific Group, see “CERTAIN TRANSACTIONS,” below.

None of the directors comprising the Compensation and Nominating Committee during 2002 has been an officer or employee of MEMC or any of its subsidiaries. Because the full Board of Directors approved certain compensation recommendations of the Compensation and Nominating Committee, Mr. von Hörde and Mr. Gareeb are deemed to have participated in deliberations of the Board of Directors regarding remuneration paid to executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on our review of the Forms 3, 4 and 5 furnished to us, all of the filings for our executive officers and directors and greater than 10% stockholders required under Section 16(a) of the Securities Exchange Act of 1934 were made on a timely basis in 2002 except that a late Form 4 was filed for Mr. Stevens with respect to a 2001 grant of an option to purchase 1,200 shares of MEMC common stock.

STOCK PRICE PERFORMANCE GRAPH

The graph below compares cumulative total stockholder return with the cumulative total return (assuming reinvestment of dividends) of the S&P 500 Index and the S&P 500 Semiconductors Index. The JP Morgan H&Q Semiconductor Index used in prior years is no longer published. The information on the graph covers the period from December 31, 1997 through December 31, 2002. The stock price performance shown on the graph below is not necessarily indicative of future stock price performance.

	December 31, 1997	December 31, 1998	December 31, 1999	December 31, 2000	December 31, 2001	December 31, 2002
MEMC	100	56	80	64	23	50
S&P 500	100	129	156	141	125	97
S&P 500 Semiconductors	100	168	263	206	174	85

CERTAIN TRANSACTIONS

On September 30, 2001, an investor group led by Texas Pacific Group, including TPG Wafer Holdings LLC and funds managed by Leonard Green & Partners, L.P. and TCW/Crescent Mezzanine Management III LLC (collectively, TPG), entered into a purchase agreement with E.ON and its affiliates (E.ON). Pursuant to the purchase agreement, on November 13, 2001, TPG Wafer Holdings and its assignees purchased all of E.ON’s debt in MEMC of approximately $910 million and all of E.ON’s equity holdings in MEMC, representing approximately 72% of the outstanding shares of MEMC common stock. TPG Wafer Holdings currently beneficially owns approximately 90.2% of the outstanding shares of MEMC common stock, including all of the 16,666,667 outstanding warrants to purchase MEMC common stock.

In an effort to minimize conflicts of interest by members of our Board of Directors affiliated with TPG or other related parties, the Audit Committee, or a special committee consisting entirely of independent directors, generally approves or ratifies any material transaction with a related party. A special committee approved the transaction described under “— Restructuring Agreement,” below.

In connection with and as a condition to closing the transactions contemplated by the purchase agreement between E.ON and TPG, on November 13, 2001, we entered into a restructuring agreement with TPG Wafer Holdings under which we restructured approximately $860 million of our debt that was acquired by TPG from E.ON. As part of the transactions contemplated by the purchase agreement and restructuring agreement, we also entered into certain agreements with TPG, as more fully described below.

Restructuring Agreement

In connection with and as a condition of closing of the transactions contemplated by the purchase agreement between TPG and E.ON, on November 13, 2001, we executed a definitive restructuring agreement with TPG Wafer Holdings. Pursuant to the restructuring agreement, TPG Wafer Holdings exchanged with MEMC all of the shares of the Class A Common Stock of MEMC Holdings Corporation, the subsidiary holding company that had acquired approximately $411 million of the debt purchased from E.ON, for 260,000 shares of our Series A Cumulative Convertible Preferred Stock, having an aggregate stated value of $260 million. Each share of the Series A Cumulative Convertible Preferred Stock was convertible into shares of MEMC common stock at a conversion price of $2.25 per share, subject to certain limitations and antidilution adjustments.

The following steps were then taken pursuant to the restructuring agreement:

•	TPG exchanged with MEMC approximately $449 million of our debt acquired from E.ON for $50 million in principal amount of our senior subordinated secured notes, with warrants to acquire up to 16,666,667 shares of our common stock, subject to certain antidilution adjustments.

•	TPG retained an existing 55 million Euro note from our Italian subsidiary.

•	TPG established a five-year revolving credit facility to make available to us up to $150 million in senior secured loans.

•	We entered into various agreements contemplated by the restructuring agreement, including a registration rights agreement and an agreement and plan of merger relating to the merger agreement between MEMC and TPG Wafer Holdings.

TPG Wafer Holdings subsequently exchanged with MEMC the one outstanding share of Class B Common Stock of MEMC Holdings Corporation for a promissory note having a principal amount of $250. As a result, MEMC Holdings Corporation is now a wholly owned subsidiary of MEMC.

Stockholder Approval

Pursuant to the restructuring agreement, we agreed to use our best efforts to obtain, as promptly as possible, (i) any necessary approval by our stockholders relating to the Series A Cumulative Convertible Preferred Stock,

the shares issuable upon conversion of the Series A Cumulative Convertible Preferred Stock, the warrants and the shares issuable upon exercise of the warrants under the rules and regulations of the New York Stock Exchange, (ii) the approval by our stockholders of the plan of merger between MEMC and TPG Wafer Holdings contained in the merger agreement in accordance with the Delaware General Corporation Law, and (iii) the approval by our stockholders of a one-for-two reverse split of our common stock. At a special stockholders’ meeting held July 10, 2002, our stockholders approved the above items along with an increase in our authorized capital stock from 200,000,000 shares of common stock to 300,000,000 shares of common stock. Our Board of Directors has not taken any action to implement the reverse split of our common stock.

Ownership of MEMC after Restructuring Transactions

On July 10, 2002, following the approval of our stockholders, TPG converted all of the outstanding shares of Series A Cumulative Convertible Preferred Stock and the related accumulated but unpaid dividends of $21.3 million into 125,010,556 shares of MEMC common stock. As a result, TPG owns or has the right to acquire, through exercise of the warrants, approximately 192 million shares of our common stock, which would represent approximately 90.2% of our outstanding common stock.

Board Representation

The restructuring agreement required the MEMC Board of Directors to appoint a total of four nominees designated by TPG Wafer Holdings prior to the closing, to be allocated to the different director classes as specified by TPG Wafer Holdings. In addition, the restructuring agreement provided that commencing with the next annual meeting of our stockholders, and at each annual meeting thereafter, TPG Wafer Holdings was entitled to present to the Board of Directors a number of nominees for election to the class of directors up for election at such annual meeting equal to the number of TPG Wafer Holdings nominees in such class immediately prior to such election. We agreed to cause each such TPG Wafer Holdings designated nominee to be included in the slate of nominees recommended by the Board to the stockholders for election, and to use our best efforts to cause those nominees to be elected. TPG Wafer Holdings retained these contractual rights so long as at least $130 million in stated value of the Series A Cumulative Convertible Preferred Stock remained outstanding and TPG Wafer Holdings and its affiliates beneficially owned greater than 50% of the preferred stock. Accordingly, these contractual rights terminated on July 10, 2002 when TPG Wafer Holdings converted all of the outstanding Series A Cumulative Convertible Preferred Stock into common stock. As a practical matter, TPG Wafer Holdings currently possesses the power to elect all of our directors through its beneficial ownership of a majority of our voting stock.

Notes and Warrants

The senior subordinated secured notes due 2007 issued by MEMC under the terms of the restructuring agreement are guaranteed by our domestic subsidiaries and bear interest at a rate of 8% (payment in kind) in the first two years following issuance, 14% (payment in kind) in the third and fourth years following issuance and 14% (payment in kind with optional payment in cash at the request of the note holders) in the fifth and sixth years following issuance. As collateral under the notes, we have pledged substantially all of our domestic assets, including all of the capital stock of most of our domestic subsidiaries and 65% of the capital stock of certain of our foreign subsidiaries, but excluding any assets currently pledged to support third party debt. The notes and the related security interest are subordinate in priority and in right of payment to the Citibank/UBS revolving credit agreement and the reimbursement agreement, which are described under “—Citibank/UBS Credit Agreement” below, and to the TPG revolving credit agreement, which is described under “—TPG Credit Agreement” below. In addition, the notes and related indenture contain substantially the same loan covenants as the Citibank/UBS revolving credit agreement and the TPG revolving credit agreement which are described under “—Citibank/UBS Credit Agreement” and “—TPG Credit Agreement” below. In 2002, the interest accrued on the notes totaled approximately $4.0 million.

The warrants issued by MEMC entitle the holders to purchase an aggregate of 16,666,667 shares of MEMC common stock at an exercise price of $3.00 per share, subject to certain antidilution adjustments. The warrants may be exercised, in whole or in part, at any time and from time to time until their expiration on November 13, 2011.

Pursuant to the restructuring agreement, we agreed to restructure the 55 million Euro debt issued by our Italian subsidiary, on terms set forth in the restructuring agreement. It was originally contemplated that our Italian subsidiary would secure and deliver to TPG a senior secured note due 2031 in the principal amount of 55 million Euro, guaranteed by MEMC, bearing interest at a rate of 6% per annum (payment in kind) and secured by assets of the Italian subsidiary. The parties were unable to restructure the Italian debt on the original terms contemplated in the restructuring agreement. On September 6, 2002, our Italian subsidiary and TPG amended the Italian debt and our Italian subsidiary issued a new promissory note evidencing such indebtedness. Under the new promissory note, our Italian subsidiary paid 35 million Euro of the principal to TPG on September 24, 2002. The remaining 20 million Euro of principal is payable on or before April 15, 2003. The new promissory note is unsecured, guaranteed by MEMC and bears interest at 8%. In 2002, our Italian subsidiary paid TPG approximately 6.4 million Euro interest on the prior Italian debt and the new promissory note.

In connection with the amendment of the Italian debt, TPG agreed to provide MEMC with a new $35 million secured revolving credit facility. See “—TPG Credit Agreement” below.

Registration Rights Agreement

We have entered into a registration rights agreement with TPG providing for registration rights with respect to the warrants, the shares of common stock issuable upon exercise of the warrants, the notes and the accompanying guarantees and any shares of common stock owned or acquired by TPG (including the shares acquired by TPG from E.ON pursuant to their purchase agreement and the shares of common stock acquired by TPG upon the conversion of the preferred stock). We originally agreed that, on or before August 10, 2002, we would file with the Securities and Exchange Commission a shelf registration statement on Form S-3 covering resales of these registrable securities by the holders of the registrable securities. The filing deadline has subsequently been extended until August 31, 2003. TPG currently beneficially owns 191,637,193 shares of our common stock which are covered by the registration rights agreement.

Citibank/UBS Credit Agreement

In connection with the restructuring, TPG originally established a five-year revolving credit facility pursuant to which the TPG lender parties committed to make available to us a line of credit in an aggregate amount of $150 million. The original TPG credit facility provided that loans would bear interest at a rate of LIBOR plus 3.5% per annum or an alternate base rate (based upon the greater of the Federal funds rate plus 0.5% and Citibank’s prime rate) plus 2.5% per annum. As collateral under this credit agreement, we pledged substantially all of our domestic assets, including all of the capital stock of most of our domestic subsidiaries and 65% of the capital stock of certain of our foreign subsidiaries, but excluding any assets then currently pledged to support third party debt. Our domestic subsidiaries also guaranteed our payment obligations under the credit agreement.

Subsequent to the original closing of the debt restructuring transactions, we made arrangements to replace the TPG revolving credit facility with a substantially similar five-year revolving credit facility with an affiliate of Citibank, N.A. On December 21, 2001, we entered into the new Citibank credit facility which replaced the TPG credit facility. In April 2002, Citibank assigned 50% of its interest in this credit facility to UBS AG. The interest rate under the Citibank/UBS facility is LIBOR plus 1.5% or an alternative base rate (based upon the greater of the Federal funds rate plus 0.5% and Citibank’s prime rate) plus 0.5% per annum. Certain TPG entities have guaranteed our obligations under the new Citibank/UBS facility, and in return, we have entered into a reimbursement agreement with the guarantors under which we have agreed to reimburse them for any payments made under the guaranty. Both the Citibank/UBS credit facility and the reimbursement agreement are secured by substantially the same collateral that secured the original TPG credit facility. As with the original TPG facility, our domestic subsidiaries have guaranteed MEMC’s obligations under the Citibank/UBS facility and the reimbursement agreement. The subsidiary guaranties are supported by security interests in substantially all of the assets of the domestic subsidiaries. The Citibank/UBS credit facility contains certain loan covenants, including covenants to maintain minimum quarterly consolidated earnings before interest, taxes, depreciation and amortization; minimum monthly consolidated backlog; minimum monthly consolidated revenues; maximum annual capital expenditures; and other covenants customary for revolving loans of this type and size. MEMC must maintain compliance with these covenants in order to draw on the facility. In addition, outstanding loans under the credit facility may become due and payable if we are in breach of the loan covenants and such breach causes an event of default under the credit facility.

In 2002, we paid TPG approximately $810,000 in commitment and other fees related to the original TPG credit facility and the guaranties under the Citibank/UBS credit facility.

TPG Credit Agreement

In connection with the amendment of the Italian debt described under “—Notes and Warrants” above, TPG agreed to provide the Company with a new $35 million secured revolving credit facility. On December 5, 2002, we entered into the new $35 million five-year revolving credit facility with TPG. The interest rate under the new TPG credit facility is LIBOR plus 10% or an alternative base rate plus 9%. The new TPG credit facility is secured by substantially the same collateral that secures the Citibank/UBS facility. As with the Citibank/UBS facility, our domestic subsidiaries have guaranteed MEMC’s obligations under the new TPG facility. The subsidiary guarantees are supported by security interests in substantially all of the assets of the domestic subsidiaries. The new TPG facility contains substantially the same covenants as the Citibank/UBS facility. MEMC must maintain compliance with these covenants in order to draw on the new TPG facility. In addition, outstanding loans under the new TPG facility may become due and payable if we are in breach of the loan covenants and such breach causes an event of default under the TPG credit facility. As a condition to any borrowings under the new TPG facility, the Italian debt obligation must have been repaid in full and we must have borrowed in full all amounts available under the Citibank/UBS facility. Finally, the commitments under the TPG credit facility terminate and any outstanding loans under the facility, together with any accrued interest thereon, will become due and payable upon the closing and funding of a debt or equity financing in which the net proceeds to the Company equal or exceed $100 million.

Under the terms of the new TPG facility, we have agreed to pay TPG a one-time underwriting fee of $850,000, a one-time commitment fee of $200,000 and a commitment fee of 0.50% per annum on the unused amount of the TPG facility.

Merger Agreement

Pursuant to an agreement and plan of merger, we have agreed to permit the merger of TPG Wafer Holdings with and into us at such time as TPG Wafer Holdings shall determine. We will continue in existence as the surviving corporation. In connection with the merger, the members of TPG Wafer Holdings will convert their limited liability company interests in TPG Wafer Holdings into equivalent equity securities of us held by TPG Wafer Holdings, plus common stock having a market value equal to the principal amount of the debt securities of MEMC held by TPG Wafer Holdings and the accrued but unpaid interest on such debt securities. TPG Wafer Holdings currently does not directly hold any debt of MEMC and has indicated it has no current intention to acquire debt of MEMC. The merger is subject to the approval of the members of TPG Wafer Holdings. The agreement and plan of merger was approved by our stockholders at the special stockholders meeting held on July 10, 2002.

TPG requested that we enter into the merger agreement to enable it to distribute the MEMC securities held by TPG Wafer Holdings to its members in a tax efficient manner. The merger is not intended to have any material economic consequence for us or any of our stockholders (other than TPG Wafer Holdings). It is expected that the merger will occur only in connection with such a distribution. If the merger is not effected and TPG Wafer Holdings elects to be treated as a corporation for tax purposes, TPG Wafer Holdings and its members may be disadvantaged from a tax perspective on any future sale of the MEMC securities held by it because such a sale would subject TPG Wafer Holdings to tax on the gain from the sale and the members of TPG Wafer Holdings to tax on distributions made by TPG Wafer Holdings to such members.

Management Advisory Agreement

In connection with the restructuring, we have entered into a management advisory agreement with TPG GenPar III, L.P., an affiliate of TPG. Pursuant to the agreement, TPG GenPar III will provide management and financial advisory services to us as requested by our Board of Directors in exchange for a management advisory fee of $2 million per annum plus related out-of-pocket expenses and additional compensation if TPG GenPar III acts as a financial advisor to us for future transactions such as a merger or debt or equity financing. Under the terms of the Management Advisory Agreement, in 2002 we paid TPG management advisory fees of $1.5 million.

Tax Consistency Agreement

In 2001, following the closing of the transactions contemplated by the purchase agreement and restructuring agreement, we entered into a tax consistency agreement with MEMC Holdings Corporation, TPG Wafer Partners LLC and TPG Wafer Holdings. This agreement sets forth the income tax elections to be made and the anticipated U.S. federal income tax treatment of the transactions contemplated by the purchase agreement and the restructuring agreement.

Fees and Expenses

We were responsible for the payment of all our and TPG’s expenses incurred in connection with the restructuring agreement and the subsequent negotiation and documentation of the Citibank/UBS credit facility, the TPG credit facility and the new Italian promissory note, including all fees and expenses of our legal counsel and all third-party consultants engaged by us to assist in such transactions. In 2002, we paid or otherwise reimbursed TPG for approximately $2.8 million of expenses incurred by TPG for legal counsel, financial advisors, other third party consultants, certain insurance costs, and certain miscellaneous expenses related to the restructuring, the new Italian promissory note and certain activities related to TPG’s ownership of MEMC securities.

Ownership Interest in TPG Wafer Management

Certain of our executive officers have purchased limited liability company membership interests in TPG Wafer Management, an investment limited liability company that owns a 1.5% participation membership interest in TPG Wafer Holdings. These membership interests are economic interests with no voting rights and represent a total of approximately 58% of the interests in TPG Wafer Management and, therefore, indirectly, approximately 0.87% of the membership interests in TPG Wafer Holdings.

Additional membership interests in TPG Wafer Management may be issued to directors, executive officers and other service providers of MEMC. In addition to its membership interest in TPG Wafer Holdings, TPG Wafer Management owns approximately $750,000 in principal amount of our senior secured notes and a 1.5% interest in the note issued by MEMC’s Italian subsidiary with a principal balance of 20 million Euro, as well as 250,000 of our warrants. Upon consummation of the merger described above, TPG Wafer Management will receive a proportionate amount of the shares of MEMC common stock in exchange for its 1.5% membership interest in TPG Wafer Holdings. Assuming consummation of the merger on December 31, 2002, TPG Wafer Management would have received 2,624,558 shares of MEMC common stock.

Ownership Interest in TPG Wafer Partners

Two of our directors, Messrs. Boehlke and Marsh, have purchased limited liability company membership interests in TPG Wafer Partners, an investment limited liability company that owns a 59.1% membership interest in TPG Wafer Holdings. These membership interests are economic interests with no voting rights. Mr. Boehlke and Mr. Marsh (through a family trust) each own approximately 0.9% of the interests in TPG Wafer Partners and, therefore, indirectly, approximately 0.53% of the membership interests in TPG Wafer Holdings.

In addition to its membership interest in TPG Wafer Holdings, TPG Wafer Partners owns approximately $29.6 million in principal amount of our senior secured notes and the note issued by MEMC’s Italian subsidiary with a principal balance of 20 million Euro (of which it has issued participation interests in 40.9% of the note to other TPG entities) as well as 9,850,001 of our warrants. Upon consummation of the merger described above, TPG Wafer Partners will receive a proportionate amount of the shares of MEMC common stock in exchange for its 59.1% membership interest in TPG Wafer Holdings. Assuming consummation of the merger on December 31, 2002, TPG Wafer Partners would have received 103,407,581 shares of MEMC common stock.

As partial consideration for their membership interests in TPG Wafer Partners, Mr. Boehlke and a family trust controlled by Mr. Marsh have each deposited $1 million into escrow, with TPG Wafer Partners serving as escrow agent for the escrowed funds. The escrowed funds will be used to satisfy Messrs. Boehlke’s and Marsh’s respective portions of TPG’s obligations in the event that TPG is required to make a payment on its guaranty of the Citibank/UBS credit facility or in the event that TPG is required to provide MEMC with a replacement credit facility for the Citibank/UBS facility or in certain other circumstances. In such event, TPG Wafer Partners, as escrow agent, will release from escrow Messrs. Boehlke’s and Marsh’s respective portions of the amounts becoming payable to the lenders under the terms of the guaranty or to MEMC as part of the loan under the replacement credit facility or otherwise, as applicable, in accordance with Messrs. Boehlke’s and Marsh’s membership interests in TPG Wafer Partners.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

Stockholder proposals intended to be presented at our 2004 Annual Stockholders’ Meeting must be received by us by November 21, 2003 for inclusion in our proxy statement and form of proxy card for that meeting.

In order for a stockholder to nominate a candidate for director for election at an annual stockholders’ meeting, under our Restated Certificate of Incorporation, we must receive timely notice of the nomination in advance of the meeting. Such notice must be given not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual stockholders’ meeting. The stockholder filing a notice of nomination must include information about the nominee, such as name, address, occupation and shares held.

In order for a stockholder to bring other business before an annual stockholders’ meeting, we must receive timely notice in advance of the meeting. Such notice must be given not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual stockholders’ meeting. The notice must include a description of the proposed business, the reasons therefor, and other specified matters. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our proxy statement. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement, form of proxy card and/or annual stockholders’ meeting agenda under regulations governing the solicitation of proxies. The above time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority.

In each case, the notice must be given to David Fleisher, MEMC’s Secretary, whose address is 501 Pearl Drive (City of O’Fallon), P. O. Box 8, St. Peters, Missouri 63376.

Any stockholder desiring a copy of our Restated Certificate of Incorporation or Restated By-Laws will be furnished a copy without charge upon written request to our Secretary.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for consideration at the 2003 Annual Stockholders’ Meeting by the Board of Directors or by stockholders who have requested inclusion of proposals in this proxy statement. If any other matter shall properly come before the meeting, the persons named in the accompanying proxy card intend to vote on such matters in accordance with their judgment.

March 20, 2003

Supplement to Proxy Statement

March 20, 2003

This supplement should be read together with the Proxy Statement, dated March 20, 2003, for the Annual Meeting of Stockholders of MEMC Electronic Materials, Inc. to be held April 25, 2003, which accompanies this supplement. This supplement corrects the “OPTION GRANTS IN LAST FISCAL YEAR” table and related footnotes on pages 17-18 of the Proxy Statement and the “AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES” table on page 18 of the Proxy Statement.

OPTION GRANTS IN LAST FISCAL YEAR

Name	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Number of Securities Underlying Options Granted(#)(2)		% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date
						5%($)	10%($)
Nabeel Gareeb	1,000,000	(3)	13.30%	4.99	03/26/12	3,138,184	7,952,775
	650,000	(4)	8.65%	4.99	03/26/12	2,039,820	5,169,304
	650,000	(5)	8.65%	1.50	03/26/12	4,308,320	7,437,804
Klaus R. von Hörde	100,000	(6)	1.33%	3.55	04/30/05	582,676	723,110
	20,000	(6)	0.27%	1.50	04/30/05	157,535	185,622
James M. Stolze	250,000	(7)	3.33%	3.55	01/01/12	588,144	1,414,446
	250,000	(8)	3.33%	1.50	01/01/12	1,070,644	1,926,946
Jonathon P. Jansky	250,000	(7)	3.33%	3.55	01/01/12	588,144	1,414,446
	250,000	(8)	3.33%	1.50	01/01/12	1,070,644	1,926,946
Chandrasekhar Sadasivam	165,000	(9)	2.19%	3.28	07/25/12	340,358	862,533
	35,000	(10)	0.47%	1.50	01/01/12	149,890	269,773
Thomas P. Stiffler	25,000	(7)	0.33%	3.55	01/01/12	55,814	141,445
	100,000	(9)	1.33%	3.28	07/25/12	206,277	522,748
	25,000	(11)	0.33%	3.28	07/25/12	51,569	130,687
	25,000	(12)	0.33%	1.50	01/01/12	107,064	192,695
James G. Weathers	100,000	(7)	1.33%	3.55	01/01/12	223,258	565,779
	100,000	(8)	1.33%	1.50	01/01/12	428,258	770,779

(1)	The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and are not intended to forecast possible future appreciation, if any, of MEMC’s common stock price. If MEMC’s common stock does not increase in value, then the option grants described in the table will be valueless.

(2)	For Mr. von Hörde, all options expire three years from the date of grant. For all other executive officers, options expire ten years from the date of grant. Upon termination of employment due to death or permanent disability, all stock options become immediately exercisable. In addition, upon termination of employment by

MEMC without cause or by the employee for good reason within two years following a change of control, except as the Compensation and Nominating Committee may otherwise determine, all stock options shall vest and become immediately exercisable.

(3)	Options vest and become exercisable on April 8, 2006.

(4)	Options vest and become exercisable on April 8, 2009, subject to certain acceleration provisions based on annual EBITDA targets. In addition, subject to the execution of a general release and waiver and Mr. Gareeb’s compliance with the terms of his employment agreement, 25% of these options will vest and become exercisable in the event that MEMC terminates Mr. Gareeb’s employment without cause prior to April 8, 2003. See “Employment Agreement—Nabeel Gareeb.”

(5)	Options vest and become exercisable at the rate of 25% per year on April 8, 2003, April 8, 2004, April 8, 2005 and April 8, 2006. In addition, subject to the execution of a general release and waiver and Mr. Gareeb’s compliance with the terms of his employment agreement, 25% of these options will vest and become exercisable in the event that MEMC terminates Mr. Gareeb’s employment without cause prior to April 8, 2003. See “Employment Agreement—Nabeel Gareeb.”

(6)	Options vested and became exercisable on April 30, 2002.

(7)	Options vest and become exercisable on January 1, 2009, subject to certain acceleration provisions based on annual EBITDA targets.

(8)	Options vest and become exercisable at the rate of 25% per year on November 13, 2002, November 13, 2003, November 13, 2004 and November 13, 2005.

(9)	Options vest and become exercisable at the rate of 25% per year on July 25, 2003, July 25, 2004, July 25, 2005 and July 25, 2006.

(10)	Options vest and become exercisable at the rate of 25% per year on January 1, 2003, January 1, 2004, January 1, 2005 and January 1, 2006.

(11)	Options vest and become exercisable on December 31, 2003.

(12)	Options vest and become exercisable on December 31, 2003. In addition, subject to the execution of a general release and waiver, in the event of Mr. Stiffler’s involuntary termination without cause (other than by reason of death or disability) or Mr. Stiffler’s voluntary termination for good reason prior to December 31, 2003, these options will vest and become exercisable on the date of termination. See “Employment Agreement – Thomas P. Stiffler.”

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the- Money Options at FY-End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Nabeel Gareeb	—	—	—	2,300,000	—	8,202,500
Klaus R. von Hörde	81,750	43,539	120,000	—	523,400	—
James M. Stolze	—	—	299,204	397,300	781,376	1,741,124
Jonathon P. Jansky	—	—	258,300	396,500	781,376	1,741,124
Chandrasekhar Sadasivam	—	—	100	200,000	—	920,300
Thomas P. Stiffler	—	—	16,250	183,750	40,200	748,300
James G. Weathers	—	—	101,350	166,850	312,550	696,450

Voting Direction Card—MEMC Electronic Materials, Inc.

The undersigned hereby directs Putnam Fiduciary Trust Company as trustee (the “Trustee”) of the MEMC Retirement Savings Plan (the “Plan”) to vote, as designated on the reverse side, all of the shares of Common Stock of MEMC Electronic Materials, Inc. (the “Company”) which the undersigned is entitled to direct the Trustee to vote pursuant to the terms of the Plan, on the matters set forth on the reverse side and, in the discretion of the Trustee and its proxies, upon any other business which may properly come before the Annual Meeting of Stockholders of the Company, to be held at 345 California Street, Suite 3300, San Francisco, California 94104 on April 25, 2003 at 7:00 a.m., local time, and all adjournments thereof.

This voting direction card, when properly executed, will be voted in the manner directed herein by the undersigned participant. If no direction is made by a participant, voting will be controlled by the terms of the Plan.

PLEASE DATE AND SIGN ON THE REVERSE SIDE AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

MEMC

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Voting Direction Card

A.	Election of Directors

01	Robert J. Boehlke	☐	For All
02	Jean-Marc Chapus	☐	Withhold All
03	C. Douglas Marsh	☐	For All Except

(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided above.)

B.	Issues

2.	In their discretion, the Trustee and its proxies are authorized to vote upon any other business which may properly come before the meeting and all adjournments thereof.

C.	Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

The undersigned hereby revokes all prior directions heretofore given by the undersigned to the Trustee with respect to the subject matter hereof for said meeting. The direction may be revoked prior to its exercise.

Note:  Please sign exactly as your name or names appear hereon.

PLEASE MARK, SIGN AND PROMPLY RETURN THIS VOTING DIRECTION CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Signature 1—Please keep signature within the box
Signature 2—Please keep signature within the box
Date: (mm/dd/yyyy)

_______________/____________/_________________

Proxy—MEMC Electronic Materials, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON APRIL 25, 2003

The undersigned hereby appoints David L. Fleisher and James M. Stolze, and each of them, with power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of MEMC Electronic Materials, Inc. (the “Company”), to be held at 345 California Street, Suite 3300, San Francisco, California 94104 on April 25, 2003 at 7:00 a.m., local time, and all adjournments thereof, and to vote, as indicated on the reverse side, the shares of Common Stock of the Company which the undersigned is entitled to vote with all the powers the undersigned would possess if present at the meeting.

THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE STOCKHOLDER’S DIRECTION HEREIN, BUT WHERE NO DIRECTIONS ARE INDICATED, SAID SHARES WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED ON THE REVERSE SIDE AND, IN THE DISCRETION OF THE PROXIES, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, ALL IN ACCORDANCE WITH THE COMPANY’S PROXY STATEMENT, RECEIPT OF WHICH IS HERBY ACKNOWLEDGED.

PLEASE DATE AND SIGN THE REVERSE SIDE AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

MEMC

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A.	Election of Directors

01	Robert J. Boehlke	☐	For All
02	Jean-Marc Chapus	☐	Withhold All
03	C. Douglas Marsh	☐	For All Except

(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided above.)

B.	Issues

2.	In their discretion, the proxies are authorized to vote upon any other business which may properly come before the meeting and all adjournments thereof.

THE PROXY IS SOLICTED ON BEHALF OF THE BOARD OF DIRECTORS.

C.	Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

The undersigned hereby revokes all proxies heretofore given to the undersigned for said meeting. The proxy may be revoked prior to its exercise.

Note:  Please sign exactly as your name or names appear hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature 1—Please keep signature within the box
Signature 2—Please keep signature within the box
Date: (mm/dd/yyyy)

_______________/____________/_________________